UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Financial Institutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINANCIAL INSTITUTIONS, INC.

220 Liberty Street

Warsaw, New York 14569

(585) 786-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 8, 2013

The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Woodcliff Hotel & Spa, 199 Woodcliff Drive, Fairport, New York 14450 on Wednesday, May 8, 2013, at 10:00 a.m. (the “Annual Meeting”) for the following purposes:

1.	Elect as directors the three nominees named in the attached Proxy Statement (Proposal 1);

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2);

3.	Conduct an advisory vote to approve the compensation of our named executive officers (Proposal 3); and

4.	Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The record date for the Annual Meeting is March 14, 2013. Only our shareholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2012 is being mailed with this Proxy Statement.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. You may vote by mail, telephone or Internet. Further instructions are contained on the enclosed proxy card or the voting instructions provided by your broker.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be held on May 8, 2013

Our Proxy Statement is attached. Financial and other information concerning our company is contained in our Annual Report to Shareholders for the year ended December 31, 2012 (“annual report”). Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the Proxy Statement, annual report and a proxy card, and by notifying you of the availability of these proxy materials on the Internet. This Proxy Statement and our annual report are available on our corporate website at

www.snl.com/irweblinkx/docs.aspx?iid=1016825.

By Order of the Board of Directors

John L. Rizzo
Corporate Secretary

Warsaw, New York

April 1, 2013

FINANCIAL INSTITUTIONS, INC.

220 Liberty Street

Warsaw, New York 14569

(585) 786-1100

PROXY STATEMENT

INTRODUCTION

The Financial Institutions, Inc. Board of Directors (the “Board”) is using this Proxy Statement to solicit proxies from the holders of its common stock for use at the Financial Institutions, Inc. Annual Meeting of Shareholders (the “meeting”) and any adjournments thereof. The notice of meeting of shareholders, this Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 1, 2013. In this Proxy Statement, we may also refer to Financial Institutions, Inc. and its subsidiaries as “Financial Institutions,” the “Company,” “we,” “our” or “us”.

Financial Institutions is the holding company for Five Star Bank. In this Proxy Statement, we may also refer to Five Star Bank as the “Bank”.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES

What are the date, time and place of the meeting?

Date:	May 8, 2013
Time:	10:00 a.m., local time
Place:	Woodcliff Hotel & Spa

  199 Woodcliff Drive

  Fairport, NY 14450

What matters are to be voted upon at the meeting?

Three proposals are scheduled for a vote:

•	Election as directors of the three nominees named in this Proxy Statement, each of whom shall be elected for a term of three years;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	Approval, on an advisory basis, of the compensation of our named executive officers.

As of the date of this Proxy Statement, these three proposals are the only matters that our Board of Directors intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm; and

•	FOR the proposal to approve (on an advisory basis) the compensation of our named executive officers.

Who can vote at the meeting?

Our shareholders of record as of the close of business on March 14, 2013 are entitled to vote at the meeting. On that date, there were 13,803,158 shares of our common stock (each, a share) outstanding and entitled to vote.

How many shares must be present to conduct the meeting?

We must have a “quorum” present in person or by proxy to hold the meeting. A quorum is a majority of the shares entitled to vote. Proxies received but marked as abstentions and broker non-votes, which are described below, will be counted for the purpose of determining the existence of a quorum. An inspector of elections appointed for the meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the meeting.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of your shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, you have the right to direct your broker or other intermediary on how to vote and you are also invited to attend the meeting. Since a beneficial owner is not the record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker or other intermediary that holds your shares, giving you the right to vote the shares at the meeting. Your broker or other intermediary has provided you with instructions regarding how to direct the voting of your shares. If you do not instruct your broker how to vote, your broker will only be permitted to vote for Proposal 2 at the meeting.

How do I vote before the meeting?

If you are a record holder, you may vote your shares by mail by filling in, signing and returning the enclosed proxy card. For your convenience, you may also vote your shares by telephone or Internet by following the instructions on the enclosed proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card. See the question “How do I vote if my broker holds my shares in “street name”?” if you are a beneficial owner of shares held by your broker.

Participants in the Financial Institutions, Inc. 401(k) Retirement Savings Plan (which we refer to as the “Plan”), whose accounts hold shares of our common stock and who complete and return a proxy card, direct the trustee of the Plan to vote the shares allocated to their 401(k) plan account as indicated in the proxy card at the meeting. Any common shares in a 401(k) plan account for which no instruction is received will be voted by the trustee proportionally based upon the votes cast by other plan account holders whose accounts hold common shares.

With respect to the election of directors (Proposal 1), you may either vote “FOR” all the nominees to the Board of Directors, withhold authority to vote for any nominee(s) you specify or you may withhold authority to vote for all of the nominees as a group. For the ratification of the independent registered public accounting firm (Proposal 2) and the advisory vote on the compensation of our named executive officers (Proposal 3) you may vote “FOR”, “AGAINST” or abstain from voting.

May I vote at the meeting?

Yes, you may vote your shares at the meeting if you attend in person. If your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming (1) your beneficial ownership of the shares, (2) that the broker, bank, or other nominee is not voting the shares at the meeting, and (3) granting you a legal proxy to vote the shares in person or at the meeting. Even if you plan to attend the meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person. For information on how to obtain directions to the meeting, please contact us at (585) 786-1100.

How do I vote if my broker holds my shares in “street name”?

If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

How many votes do I have?

Each share that you own as of the close of business on March 14, 2013 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on March 14, 2013, there were 13,803,158 shares outstanding.

May I change my vote after I submit my proxy?

Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. If you are a record holder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Financial Institutions in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

How are my shares voted if I submit a proxy but do not specify how I want to vote?

If you submit a properly executed proxy card and specify how you want to vote, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm; and

•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers.

What is a broker non-vote?

If you are a beneficial owner whose shares of record are held by a broker, you must instruct your broker how to vote your shares. If you do not give instructions to your broker, the broker will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the New York Stock Exchange (“NYSE”), which are also applicable to NASDAQ-listed companies, brokers have the discretion to vote on routine matters such as Proposal 2, but do not have discretion to vote on non-routine matters such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the meeting. A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of the shares and the broker cannot vote the shares because the matter is not considered a routine matter under NYSE rules. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card from your broker. Please return your proxy card to your broker and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

What vote is required to elect directors?

The three nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number is a plurality. Withheld votes and broker non-votes (defined above) will have no effect on the outcome of the voting to elect directors. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

What vote is required to ratify the appointment of KPMG as our independent registered public accounting firm?

In order for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 to be approved, this proposal must receive the “FOR” vote of a majority of the votes cast on the matter. Abstentions will have no effect on the proposal.

What vote is required to approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers?

This matter is being submitted to enable shareholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers. In order to be approved on an advisory, non-binding basis, this proposal must receive the “FOR” vote of a majority of the votes cast on the matter. Abstentions will have no effect on the proposal. Broker non-votes will also have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Although the advisory vote on the compensation of our named executive officers is non-binding, our Management Development and Compensation Committee will review the results of the vote and evaluate whether any actions are necessary to address such results.

Who pays for the solicitation of proxies?

We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to the beneficial owners of our shares. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

How can I find out the results of the voting at the meeting?

We will announce preliminary results at the meeting. We will report final results of the votes at the meeting in a filing with the U.S. Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days after the meeting. We will announce the Company’s decision as to the future frequency of advisory votes on the compensation of the Company’s named executive officers in either that Form 8-K or an amendment thereto.

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at our 2014 annual meeting of shareholders. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our corporate headquarters no later than December 2, 2013. Such proposals also must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Proposals should be addressed to:

Corporate Secretary

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

For a shareholder proposal intended to be brought before the annual meeting of shareholders that is not intended to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the shareholder must provide the information required by our By-laws and give timely notice to the Corporate Secretary in accordance with our By-laws. In general, our By-laws require that the notice be received by the Corporate Secretary no later than 60 days and not more than 90 days prior to the scheduled date of the 2014 annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 14, 2013, the beneficial ownership of shares of Financial Institutions, Inc. common stock by (a) each shareholder known to the Company to beneficially own more than 5% of Financial Institutions, Inc. common stock, (b) all present directors, continuing and nominees, (c) all present named executive officers, and (d) all present directors and executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 14, 2013.

Name	Number of shares beneficially owned		Number of shares included in the previous column which the individual or group has the right to acquire within 60 days of March 14, 2013	Percent of outstanding common stock(1)
Wellington Management Company, LLP	951,258	(2)	—	6.89%
BlackRock, Inc.	864,447	(3)	—	6.26%
Directors(4):
Karl V. Anderson, Jr.	14,130		6,600	*
John E. Benjamin	23,434		9,400	*
Barton P. Dambra	24,787	(5)	9,400	*
Samuel M. Gullo	20,003		9,400	*
Susan R. Holliday	22,154		9,000	*
Peter G. Humphrey	376,632	(6)	47,742	2.72%
Erland E. Kailbourne	35,724		6,367	*
Robert N. Latella	15,740		7,148	*
James L. Robinson	15,403		4,400	*
James H. Wyckoff	425,607	(7)	9,200	3.08%
Named executive officers who are not Directors:
Martin K. Birmingham	49,181		7,746	*
Richard J. Harrison	42,670		6,268	*
Karl F. Krebs	18,717		—	*
R. Mitchell McLaughlin	23,667		6,836	*
Directors and executive officers as a group (17 persons)	1,141,815		152,017	8.18%

*	Denotes less than 1%
(1)	Calculated based on Rule 13d-3(d)(i) using the number of outstanding shares of common stock as of March 14, 2013.
(2)

Based on information set forth in Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP, reporting beneficial ownership in the following manner: sole voting power, 0 shares; shared voting power 752,327 shares; sole dispositive power, 0 shares; and shared dispositive power, 951,258 shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(3)

Based on information set forth in Amendment number 3 to Schedule 13G filed with the SEC on February 6, 2013 by BlackRock, Inc. reporting sole voting and dispositive power over the shares reported. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)

Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the common stock beneficially owned by such person. Includes only those stock options that are exercisable within 60 days of March 14, 2013.

(5)	Includes 1,000 shares held by Mr. Dambra’s spouse.
(6)

Includes 10,000 shares held by trusts over which, Mr. Humphrey, as trustee, exercises voting and dispositive powers, 20,400 shares owned by Mr. Humphrey’s spouse, and 54,600 shares held in trust for Mr. Humphrey’s son.

(7)	Includes 66,995 shares held by Mr. Wyckoff’s spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, one of which is elected at each annual meeting of shareholders for a term of three years and until their successors have been elected and qualified. The Board of Directors has nominated three persons for election as Directors for the terms indicated in the following table. The Board of Directors believes that the nominees will be available and able to serve as Directors but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

The Board of Directors currently consists of ten members with three Directors whose terms are expiring and being nominated for re-election. The Board believes that the many years of service that our Directors have at the Company and the Bank is one of the Directors’ most important qualifications for service on our Board. This service has given them extensive knowledge of the banking business and our Company. Each outside Director also brings special skills, experience and expertise to the Board as a result of their other business activities and associations. The business experience of each Director of the Company for at least the past five years, and the experience, qualifications, attributes, skills and areas of expertise of each Director that supports his or her service as a Director are set forth below. Unless otherwise specified, each Director of the Company has also been a Director of the Bank since 2005.

Name	Age	Position(s) Held	Director Since	Term Expires
DIRECTOR NOMINEES
Samuel M. Gullo	64	Director	2000	2013
James L. Robinson	70	Director	2007	2013
James H. Wyckoff	61	Director	1985	2013

DIRECTORS CONTINUING IN OFFICE
Karl V. Anderson, Jr.	66	Director	2006	2015
John E. Benjamin	71	Chairman of the Board	2002	2014
Barton P. Dambra	71	Director	1993	2014
Susan R. Holliday	57	Director	2002	2014
Peter G. Humphrey	58	Director	1983	2014
Erland E. Kailbourne	71	Director	2005	2015
Robert N. Latella	70	Vice Chairman of the Board	2005	2015

Business Experience and Qualification of Directors

Information concerning the three nominees whose terms are expiring in 2013 is listed below.

Samuel M. Gullo has owned and operated a retail furniture sales business, Family Furniture, since 1976. He previously served as a Director of Wyoming County Bank until its merger into the Bank in 2005. He was the CEO of American Classic Outfitters, Inc., an apparel manufacturer, from 2002 to 2009. The board of directors benefits from Mr. Gullo’s extensive business experience in the retail and real estate development industries in the geographic markets we serve. Mr. Gullo’s experience leading retail and real estate development companies in our geographic region provides the Board of Directors with a unique perspective that assists us in our marketing initiatives.

James L. Robinson served as President, CEO and Treasurer of Olean Wholesale Grocery Cooperative, Inc., and its subsidiaries from 1977 to 2005. He has been a Director of the Company and the Bank since 2007, and previously served as Director of First Tier Bank & Trust until its merger with the Bank in 2005. The Board of Directors benefits from Mr. Robinson’s financial and management expertise gained from nearly three decades as President, CEO and Treasurer of Olean Wholesale Grocery Cooperative, Inc. Mr. Robinson’s extensive financial and accounting expertise is utilized in his role as one of our audit committee financial experts and enables him to make valuable contributions in his role as Chair of our Audit Committee.

James H. Wyckoff has been a faculty member of the Curry School of Education at the University of Virginia since 2008 and a Director of the Center on Educational Policy and Workforce Competitiveness at the University of Virginia since 2010. Dr. Wyckoff was previously University Professor with the Departments of Public Administration and Economics at State University of New York Albany from 1986 through 2007. He previously served as a Director of the National Bank of Geneva until its merger with the Bank in 2005. Dr. Wyckoff holds a PhD in Economics from the University of North Carolina and has extensive economic and public policy expertise gained from over two decades of researching, writing and teaching on such subjects that provides him with a perspective that is valuable to our Board of Directors.

The Board of Directors unanimously recommends that the shareholders elect the nominees, Samuel M. Gullo, James L. Robinson, and James H. Wyckoff, and, accordingly, recommends that you vote FOR ALL NOMINEES.

The business experiences, occupations and qualifications about the Directors continuing in office follow.

Karl V. Anderson, Jr. has practiced law since 1972 and also held the position of President and CEO of Bank of Avoca from 1981 to 2002. He has been a Director of the Company and Bank since 2006. He previously served as a Director of National Bank of Geneva and Bath National Bank until their merger with and into the Bank in 2005. Mr. Anderson’s 30 years of experience in the banking industry provides him with valuable insight and perspective into our operations, which greatly enriches the decision making of the Board of Directors. In addition, Mr. Anderson’s extensive financial and risk assessment experience are utilized in his committee assignments.

John E. Benjamin has served as Chairman of the Company’s and the Bank’s Board of Directors since May 2010 and in August 2012 was appointed to serve as the Company’s Interim CEO and he served in such capacity until March 2013. He has been President of Three Rivers Development Corporation, a not-for-profit business for the public and private economic development of businesses and government in the greater Corning, New York area, since 1981. Mr. Benjamin served as Vice Chairman of the Board from May 2009 to May 2010 and served as a Director of Bath National Bank until its merger with the Bank in 2005. Mr. Benjamin’s three decades of experience in economic development in the geographic region in which we compete provides our Board of Directors with valuable insight into the economic environment of the markets we serve. In addition, Mr. Benjamin’s perspective into the corporate governance practices at a broad range of companies is valuable to us in his role as Chairman of the Board.

Barton P. Dambra served as the President of Markin Tubing LP, a manufacturer of steel tubing from 1978 until January 2013, at which time he assumed his current position of Vice Chairman. He previously served as a director of National Bank of Geneva until its merger with the Bank in 2005. The board of directors benefits from Mr. Dambra’s business acumen gleaned from over three decades of business leadership as President of Markin Tubing. Mr. Dambra’s experience leading a manufacturing company in our geographic region provides insight into the banking needs of the businesses in the geographic areas we serve. Mr. Dambra’s extensive financial and accounting expertise is utilized in his role as one of our audit committee financial experts.

Susan R. Holliday has been the President and Publisher of the Rochester Business Journal, Inc., a business newspaper in the western New York area since 1988. Ms. Holliday’s business experiences and relationships in the Rochester, New York area serve the Company well in the markets it serves. Ms. Holliday’s decades of experience leading a business newspaper gives her insight into new and emerging business practices that are valuable to the Board of Directors. In particular, her exposure to corporate governance and executive compensation best practices across different industries are valuable to us in her role as Chair of our Risk Oversight Committee.

Peter G. Humphrey served as President and CEO of the Company from 1994 and the Bank from 2005, until his retirement in August 2012. He previously served as the Company’s Chairman of the Board from 2001 until 2006. He has been a Director of Five Star Investment Services, Inc., the Company’s broker-dealer subsidiary, since 1999, serving as its Chairman from 1999 until 2006. He previously served as Chairman of the Board and Director of Wyoming County Bank, National Bank of Geneva and Bath National Bank until their merger with and into the Bank in 2005. From 2002 to 2005 he also served as a Director of Burke Group, Inc., an employee benefits and compensation consulting firm subsidiary sold by the Bank in 2005. Mr. Humphrey was chairman of the Federal Reserve Bank of New York Community Depository Institutions Advisory Council (CDIAC) and was a member and Vice President of the Federal Reserve Board of Governors CDIAC from May 2011 to September 2012. He was a member of the New York State Banking Board from 2009 to 2011 and also a Director of the Buffalo Branch of the Federal Reserve Bank of New York from 2001 to 2006. On July 26, 2006, Mr. Humphrey received a letter of reprimand from the Office of the Comptroller of the Currency of the United States (“OCC”) relating to the OCC’s determination that Mr. Humphrey failed to ensure the National Bank of Geneva’s reports of condition accurately provided for the amount of provision expense, nonaccrual loans and allowance for loan and lease losses in violation of 12 U.S.C. § 161, and failed to ensure compliance with a formal agreement between the National Bank of Geneva and OCC executed in September 2003. Although he received this letter from the OCC, Mr. Humphrey has served as a skilled and valued member of the Bank’s Board of Directors and, as noted above, he has been invited to serve in various capacities with the Federal Reserve Bank and New York State Banking Board. The attributes, skills and qualifications Mr. Humphrey has developed through his banking background, professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and the Company, enable him to provide continued banking and business expertise to the Board. Mr. Humphrey’s years of experience as our President and CEO, his 27 years of service on the Board of Directors, and his deep knowledge of the banking industry provide valuable insight to our Board of Directors.

Erland E. Kailbourne currently serves as Chairman of the Board of Albany International, Corp., a global advanced textiles and materials processing company. Mr. Kailbourne served as Chairman of the Board of the Company and the Bank from 2006 until May 2010. From May 2002 until March 2003 he served as Chairman and Interim CEO of Adelphia Communications Corp. Mr. Kailbourne retired as Chairman and CEO (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He served with the Fleet organization or its predecessors for 37 years prior to his retirement. He is a Director of the New York ISO, Rand Capital Corporation, Allegany Co-op Insurance Company, and the Farash Corporation. Mr. Kailbourne was a member of the New York State Banking Department Board from 1999 until 2006 and served as Vice Chairman of the State University of New York System from 1995 to 2000. Mr. Kailbourne’s extensive knowledge and experience of business strategy, business development, corporate governance and leadership development gained from years of service as a director of multiple public and private companies and governmental entities greatly benefits the board of directors and enables him to make valuable contributions in his role as Chair of our Executive, Nominating and Governance Committee.

Robert N. Latella has been Of Counsel since 2009 and was previously a partner from 2004 to 2009 at the law firm of Hiscock & Barclay, LLP. Since 2009, Mr. Latella has also served as the Chief Operating Officer of Integrated Nano-Technologies, LLC, a developer of field portable diagnostic systems to identify viral and bacterial pathogens. He was appointed Vice Chairman of the Board in August 2012. Mr. Latella’s extensive legal and operational experience, and his expertise in corporate governance and strategic planning, provides him with a depth and breadth of experience that enhances our ability to navigate legal and strategic issues. Mr. Latella’s exposure to corporate governance and executive compensation best practices as an expert advising a wide variety of companies across different industries also enables him to make valuable contributions in his role as Chair of our Management Development and Compensation Committee.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board has ratified the decision of the Audit Committee to appoint KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although we are not required to do so, we are seeking shareholder ratification of this appointment as a matter of good corporate governance. KPMG has audited our financial statements since 1995. Representatives of KPMG will be present at the meeting to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

If the shareholders fail to ratify the appointment, the Board may reconsider whether or not to retain KPMG and reserves the discretion to retain KPMG as our independent registered public accounting firm. Even if the appointment is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the Ratification of the Appointment of KPMG as our Independent Registered Public Accounting firm.

Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for 2012 and 2011, and fees billed for other services rendered by KPMG.

	2012	2011
Audit Fees(1)	$392,500	$342,500
Audit Related Fees(2)	29,000	104,000
Tax Fees(3)	65,500	48,375
All Other Fees(4)	—	—

Total fees	$487,000	$494,875

(1)

Audit fees consist of amounts for professional services rendered in connection with (i) the audit of our consolidated financial statements included in Form 10-K, (ii) the audit of the effectiveness of our internal controls over financial reporting, and (iii) the limited reviews of the interim consolidated financial statements included in Forms 10-Qs.

(2)

Audit related fees consist of services rendered in connection with the audits of our broker-dealer subsidiary’s financial statements and regulatory compliance procedures. Audit related fees in 2011 also include amounts for services related to the prospectus filed in conjunction with our public offering of common stock during 2011.

(3)	Tax fees are fees for professional services rendered by KMPG for tax compliance, tax advice, and tax planning.
(4)	There were no additional fees, other than those reported as audit fees, audit related fees and tax fees, paid or payable to KPMG for the fiscal years ended December 31, 2012 and December 31, 2011.

Pre-Approval Policy

Procedures have been adopted that require Audit Committee pre-approval of all permissible services to be performed by the independent accountant, including the fees and other compensation to be paid to the independent accountant, with the exception of certain routine additional professional services that may be performed at the request of management without pre-approval. The additional professional services include tax assistance, research and compliance, assistance researching accounting literature and assistance in due diligence activities. The engagement letter entered into with KPMG for tax compliance services and tax consulting services stated such services would not exceed $10,000 per quarter and that a listing of the additional services would be provided to the Audit Committee at their next meeting.

AUDIT COMMITTEE REPORT

Our Audit Committee assists the Board of Directors in its general oversight of financial reporting process, internal controls and audit functions.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of (i) our consolidated financial statements and (ii) the effectiveness of our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, our Audit Committee met with management and the independent accountants and reviewed and discussed our December 31, 2012 consolidated financial statements. The Audit Committee also discussed with the independent accountants matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee received written disclosures and the letter from the independent accountants required by the applicable sections of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee, concerning independence, and discussed with the independent accountant the independent accountant’s independence after considering the compatibility of non-audit services with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

James L. Robinson, Chair

Barton P. Dambra

Karl V. Anderson, Jr.

Samuel M. Gullo

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders. We also believe that we and our shareholders both benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement. We encourage you to review the tables and our narrative discussion included in this Proxy Statement.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to approve the compensation of our named executive officers as described under Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that on an advisory basis, the 2012 compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related disclosures in this Proxy Statement for its 2013 Annual Meeting of Shareholders is hereby approved.”

Although the advisory vote on the compensation of our named executive officers is non-binding, our MD&C Committee will review the results of the vote and evaluate whether any actions are necessary to address such results.

The Board of Directors unanimously recommends that the shareholders approve the Say on Pay resolution and, accordingly, recommends a vote FOR this proposal.

CORPORATE GOVERNANCE OVERVIEW

Board Leadership Structure

The Board of Directors believes that effective corporate governance is best accomplished if the roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separated. The Board of Directors believes that separating these two positions allows each person to focus on their individual responsibilities, which is essential in the current business and economic environment. Under this structure, our CEO can focus his attention on the day-to-day operations and performance of the Company and can work to implement our long-term strategic plans. At the same time, our non-executive Chairman of the Board can focus his attention on long-term strategic issues, setting the agenda for, and presiding at, Board meetings, working collaboratively with our other Board members, and provide insight and guidance to our CEO.

Traditionally, we have separated the roles of Chairman of the Board and CEO and, although we believe that the separation of the roles of Chairman of the Board and CEO is appropriate in the current environment, our board leadership structure may change in the future as our business and industry, and corporate governance practices more generally, evolve.

The Board Vice Chairman’s position was created at the Annual Board Meeting in May 2009. We created this position so a Director would have the opportunity to work with the current Chairman and our CEO, allowing for an appropriate transition and succession to the Chairman’s position.

Transitional Board Leadership Structure

Effective August 27, 2012, Mr. Humphrey retired as our President and CEO and our Chairman, Mr. Benjamin, was appointed as our Interim CEO. Mr. Benjamin served as our Interim CEO until March 1, 2013 when Mr. Martin K. Birmingham was appointed CEO. Prior to Mr. Humphrey’s resignation, the positions of Chairman of the Board and CEO were held by two different individuals. In maintaining Mr. Benjamin’s position as Chairman, the Board has recognized the value of leveraging Mr. Benjamin’s longtime leadership and knowledge of Financial Institutions, Inc. In appointing Mr. Benjamin as Interim CEO, among other things, the Board of Directors determined that Mr. Benjamin was best positioned to effectively identify and execute on strategic priorities during the transition period. Also effective August 27, 2012, Mr. Latella was appointed as Vice Chairman of the Board of Directors to serve as the Board’s lead independent director while Mr. Benjamin served as the Company’s Interim CEO.

The Board believed that this transitional leadership structure consisting of a joint Chairman and Interim CEO and a Vice Chairman serving as lead independent director gave the Board flexibility to meet varying business, personnel and organizational needs at the time, and demonstrated its commitment to good corporate governance.

Board of Director’s Role in Risk Oversight

The Board of Directors is actively engaged in the oversight of risks that could affect us. This oversight is conducted primarily through our Board committees. Our Risk Oversight Committee has oversight of our credit risk, investment risk, liquidity risk, interest rate risk, operational risk and legal and compliance risk. Our Audit Committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes. Our Management Development and Compensation Committee focuses on the risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

Board Independence

All members of the Board of Directors, except Mr. Humphrey, are considered “independent” under NASDAQ rules. Relationships described in the section titled “Certain Relationships and Related Party Transactions” were taken into consideration when determining this status.

Board Meetings and Committees

The Boards of Directors of Financial Institutions and Five Star Bank conduct their business through board and committee meetings. The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that require Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. During 2012, the Financial Institutions Board of Directors met 24 times and the Bank Board of Directors met 14 times. All directors attended more than 75% of the Board meetings and the meetings of Committees on which they serve. The Board of Directors has established the following four standing committees: Audit; Management Development and Compensation; Executive, Nominating and Governance; and Risk Oversight. All the committees function under written charters that outline the respective authority, membership, meetings, duties and responsibilities. These committee charters may be viewed by accessing the Governance Documents subsection of the Corporate Overview section under the Investor Relations tab on our website (www.fiiwarsaw.com).

The following chart shows the composition of the committees of our board of directors along with the number of meetings held by each committee during 2012.

Names	Audit	Management Development & Compensation	Executive, Nominating & Governance	Risk Oversight
Chairman of the Board
John E. Benjamin			✓
Director
Karl V. Anderson Jr.	✓			✓
Barton P. Dambra	✓			✓
Samuel M. Gullo	✓	✓
Susan R. Holliday		✓	✓	Chair
Peter G. Humphrey
Erland E. Kailbourne		✓	Chair
Robert N. Latella		Chair	✓	✓
James L. Robinson	Chair		✓
James H. Wyckoff			✓
Number of meetings in 2012	8	7	7	4

The Board of Directors of the Company also serves as the Board of Directors of its wholly-owned subsidiary, Five Star Bank, and the compensation, risk oversight, audit and governance functions of the Five Star Bank Board are delegated to the appropriate committees of the Company’s Board.

Audit Committee

The Audit Committee reviews the implementation and operation of our audit program and internal controls, and its duties include: (i) conducting an annual review of the adequacy of the Company’s system of internal accounting and its audit program, maintaining direct reporting responsibility and regular communication with the Company’s internal audit staff and reviewing the scope and results of the internal audit procedures of the Company and its subsidiary; (ii) monitoring the integrity of the consolidated financial statements of the Company; (iii) engaging or discharging the Company’s independent public accountants and pre-approving any non-audit services; (iv) meeting with the independent public accountants to review the plans and results of the audit engagement, to review all reports of independent auditors, and to respond to such reports; (v) approving the services to be performed by the independent public accountants and giving consideration to the range of the audit and non-audit fees; and (vi) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

As a part of its duties, the Audit Committee reviews with management and the independent auditor the annual and quarterly financial statements of the Company, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Forms 10-K or 10-Q with the SEC. The Audit Committee engages and reviews the general scope of the audit conducted by our independent auditors and matters relating to our financial reporting, internal control systems and credit quality. The Audit Committee also reviews annually, together with management, the retention of the independent public accountant and the contents and conclusions of the audited financial statements.

The Audit Committee members are Chair James L. Robinson, Karl V. Anderson, Jr., Barton P. Dambra, and Samuel M. Gullo. Mr. Robinson and Mr. Dambra are the committee’s “audit committee financial experts” as defined by Securities and Exchange Commission rules. All committee members are “independent” as defined in Securities and Exchange Commission and NASDAQ rules applicable to audit committees.

Management Development and Compensation Committee

The Management Development and Compensation (“MD&C”) Committee is responsible for establishing the performance goals and objectives, evaluating the performance and recommending and approving all components of compensation for our CEO. The MD&C Committee is responsible for oversight of performance, compensation, benefit plans, and succession plans for senior and executive management. The MD&C Committee reviews and makes recommendations to the full Board with regard to compensation of directors. The MD&C Committee also reviews the risks arising from our compensation policies and programs and issues a report of its review which is included on page 35 of this Proxy Statement. The MD&C Committee has not delegated any of its authority, except as noted above, to other persons. The MD&C Committee has retained McLagan as its independent compensation consultant and McLagan reports directly to the Chair of the MD&C Committee. A detailed description of the services McLagan provides to the MD&C Committee can be found on page 25 of this Proxy Statement. All committee members are “independent” under NASDAQ rules and the MD&C Committee is required by its charter to meet at least three times annually. The MD&C Committee members are Chair Robert N. Latella, Samuel M. Gullo, Susan R. Holliday, and Erland E. Kailbourne.

Executive, Nominating and Governance Committee

The Executive, Nominating and Governance (“ENG”) Committee is charged with assisting the Board of Directors with strategic planning, in identifying qualified individuals to become Directors, determining membership on Board committees and addressing corporate governance issues. The Committee members are Chair Erland E. Kailbourne, John E. Benjamin, Susan R. Holliday, Robert N. Latella, James L. Robinson and James H. Wyckoff. As of March 1, 2013, all committee members were considered “independent” under applicable NASDAQ rules. Mr. Benjamin recused himself from serving on the ENG Committee while he served as our Interim CEO.

The ENG Committee considers recommendations for nominations made by shareholders. Such recommendations should be sent to the attention of our corporate secretary at our corporate headquarters. The consideration process includes, but is not be limited to, determining (i) whether the nominee is “independent” under applicable SEC and NASDAQ rules, and (ii) whether the nominee fits the Board’s then current needs for diversity, geographic distribution and professional expertise. The ENG Committee seeks directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In addition, our Corporate Governance Policy tasks the ENG Committee with composing a board of directors that reflects diverse gender, race and geographic backgrounds. The ENG Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the ENG Committee. The ENG Committee will evaluate all nominees on the same basis, provided that current directors may be evaluated solely on the basis of their record of performance as a director of the Company.

Risk Oversight Committee

The Risk Oversight Committee is responsible for assisting the Board in establishing prudent levels of risk consistent with our strategic objectives, and in reviewing the Company’s risk management framework and processes, including the significant policies, procedures and practices employed to identify, measure, monitor and control our risk profile. The committee meets with the Chief Risk Officer at least on a quarterly basis, and reports to the Board on various levels of risk associated with the approved business and financial plans of the Company relative to credit risk, investment risk, liquidity risk, interest rate risk, operational risk, and legal and compliance risk. The committee members are Chair Susan R. Holliday, Karl V. Anderson, Jr., Barton P. Dambra and Robert N. Latella. All committee members are “independent” under NASDAQ rules.

Board Member Attendance at Annual Shareholders’ Meetings

Although we do not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of the directors attended last year’s annual meeting of shareholders.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors or any individual director by sending such communication to the attention of our Corporate Secretary at our corporate headquarters, who will forward all such communication to the Board or the individual directors.

Code of Ethics

We have a written Code of Business Conduct and Ethics policy to assist our directors, officers, and employees in adhering to their ethical and legal responsibilities. Additionally we have a Code of Ethics for our CEO, CFO and senior financial officers that prescribes the conduct expected to be employed in the finance area. The current versions of these policies may be viewed by accessing the Governance Documents subsection of the Corporate Overview section under the Investor Relations tab on our website (www.fiiwarsaw.com). In addition, we will provide a copy of the Code of Business Conduct and Ethics to any shareholder, without charge, upon request addressed to Director of Human Resources at Financial Institutions, Inc., 220 Liberty Street, Warsaw, NY 14569. We intend to disclose any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the Code of Business Conduct and Ethics, by posting such information on our website.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill levels required of members of the Board. The following table sets forth certain information regarding 2012 total director compensation.

Director Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Karl V. Anderson, Jr.	43,617	22,549	104	66,270
Barton P. Dambra	42,867	22,549	104	65,520
Samuel M. Gullo	46,267	22,549	104	68,920
Susan R. Holliday	50,817	22,549	104	73,470
Erland E. Kailbourne	50,667	22,549	104	73,320
Robert N. Latella(6)	62,417	22,549	17,054	102,020
James L. Robinson	53,906	25,060	104	79,070
James H. Wyckoff	37,317	22,549	104	59,970

(1)

Messrs. Benjamin and Humphrey are omitted from this table as they were also named executive officers in 2012. See “Summary Compensation Table” on page 36 for Messrs. Benjamin and Humphrey’s compensation for services provided as a director and named executive officer in 2012.

(2)

The amount shown for each director includes $15,066, representing the aggregate grant date fair value, calculated in accordance with FASB ASC 718, of the 900 shares of restricted stock granted under the 2009 Directors Stock Incentive Plan.

(3)

The amount shown for each director includes the portion of their annual retainer paid in common stock. For 2012, the number of shares was determined by dividing the applicable portion of each director’s annual retainer by the closing price of our common stock on the date of grant, which was $16.74. For 2012, these amounts were $9,994 for Mr. Robinson and $7,483 for each of the other directors.

(4)	Each of the directors had 450 shares of unvested restricted stock awards as of December 31, 2012.
(5)

This amount includes dividends of $104 on unvested restricted stock. For Mr. Latella, this amount also includes $16,950 for additional work associated with a special project assigned by the Board during 2012.

(6)	Mr. Latella’s fees earned include $10,000 for a pro-rated portion of the annual retainer fee for the position of Vice Chairman of the Board, to which Mr. Latella was appointed in August 2012.

Compensation Paid to Board Members

For the fiscal year ended December 31, 2012, non-employee members of the Board, including Mr. Benjamin who served as our Interim CEO, received annual cash retainers for serving on our Board of Directors and for serving on the Board of our wholly-owned subsidiary, Five Star Bank, as shown in the tables which follow. Half of the retainer is paid in shares of our common stock on the date of our annual organizational meeting and half is paid in cash six months thereafter. Directors may elect to receive cash instead of stock. Board service fees are specified in the table that follows. The meetings of our Board and the Board of Five Star Bank are normally scheduled on the same day, and therefore, only one meeting fee is paid. In the event that such meetings are held on different days, fees are paid in accordance with the schedule for our Board meetings. Directors are paid two-thirds of the normal Board or Committee fee when the applicable meetings are scheduled as teleconference meetings. Board members are reimbursed for reasonable travel expenses to attend meetings.

Set forth below is the fee schedule for non-executive directors.

	Company	Five Star Bank
Annual Retainer Fees
Chair	$40,000	$30,000
Vice Chair	20,000	10,000
Chair of the Audit Committee	15,000	5,000
Other Directors	10,000	5,000
Board Meeting Fees
Chair	3,000
Director	1,200
Committee Fees
Chair	1,550
Member	750

Restricted Stock Awards

Under the terms of the 2009 Director Stock Incentive Plan, which we refer to as the Director Plan, for 2012 each of our directors was granted 450 shares of restricted stock and each director serving as a director of Five Star Bank was granted 450 additional shares of restricted stock at a price of $16.74 on the date of grant. These grants were made at the Board’s 2012 annual organizational meeting. The restricted stock agreement entered into with each of the Directors provides that fifty percent (50%) of the shares will vest immediately upon the date of the grant, and if the director remains in continuous service as our director, the remaining fifty percent (50%) of the shares will vest on the day prior to our 2013 annual meeting of shareholders. Subject to the terms of the Director Plan, if the director ceases to serve as our director prior to the shares vesting, the shares will be immediately forfeited. The 2012 restricted stock awards did not entitle Directors to receive any dividends paid with respect to the unvested shares of restricted stock. No non-qualified stock options were granted to directors in 2012.

Stock Ownership Requirements for Directors

As discussed under “Stock Ownership Requirements,” non-employee directors are subject to a $100,000 minimum stock ownership requirement. All directors have met this requirement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, which we refer to as CD&A, provides detail about the compensation programs for our executive officers named in the Summary Compensation Table and referred to in this CD&A and in the subsequent tables as our named executive officers. These named executive officers are:

John E. Benjamin—Chairman of the Board of Directors and former Interim CEO

Peter G. Humphrey—former President and CEO

Karl F. Krebs—Executive Vice President and Chief Financial Officer

Richard J. Harrison—Executive Vice President and Chief Operating Officer

Martin K. Birmingham—President and CEO

George D. Hagi—former Executive Vice President and Chief Credit Officer

R. Mitchell McLaughlin—Executive Vice President and Chief Information Officer.

This CD&A includes the philosophy and objectives of the Management Development & Compensation Committee of our Board of Directors, which we refer to as the MD&C Committee, descriptions of each of the elements of our executive compensation programs and the basis for the compensation earned by our named executive officers during 2012.

Executive Summary

Our Business

We provide diversified financial services through our subsidiaries, Five Star Bank and Five Star Investment Services, Inc. At December 31, 2012, we had consolidated assets of $2.8 billion, loans of $1.7 billion and deposits of $2.3 billion. We employ over 600 people and serve customers throughout our primary geographic markets in Western and Central New York.

2012 Business Highlights

2012 featured progress and growth at Five Star Bank. We remained focused and committed to delivering on our promise to shareholders, employees and customers. That focus was rewarded with outstanding financial performance, significant progress in our major growth initiatives, continued progress in the evolution of our high performance culture and outstanding strides in our customer focused objectives.

In August, we announced the retirement of our former President and CEO, Peter G. Humphrey. Mr. Humphrey continues to serve as a member of the Board of Directors. Mr. Humphrey’s career with the organization spanned more than 30 years, the last 18 as our President and CEO. Mr. Humphrey’s leadership and guidance were integral in successfully navigating industry challenges and opportunities over the last three decades. Most recently, Mr. Humphrey guided our 2011 capital restructuring initiatives and ultimate exit from the government funded TARP program, as well as the successful completion of our 2012 branch acquisition. In recognition of his decades of service and leadership to us, and the fact that the Board of Directors had previously contemplated providing him with a supplemental retirement arrangement but had never entered into any such arrangement with him, we entered into a separation agreement and a supplemental executive retirement agreement with Mr. Humphrey in connection with his retirement. We reviewed market data provided by McLagan, the MD&C Committee’s independent compensation consultant, on the design and value of retirement plans for community bank CEOs and developed a plan for Mr. Humphrey within this range. For a further description of Mr. Humphrey’s separation agreement and supplemental executive retirement agreement, please see “Retirement of Mr. Humphrey” below. Upon Mr. Humphrey’s retirement, our Board of Directors appointed our Chairman, John E. Benjamin to serve as Interim CEO.

Consistent with our ongoing commitment to succession planning focused on internal management strength while attracting and retaining the best and brightest, we announced the promotion of Martin K. Birmingham to President and Chief of Community Banking, and Richard J. Harrison to Chief Operating Officer. Effective March 1, 2013, we appointed Mr. Birmingham as our President and CEO.

We executed on our strategic initiatives and delivered superior financial results during 2012 as highlighted by the following:

•	Before adjusting for one time expenses associated with our branch acquisition and leadership transition, net income for 2012 was $23.4 million, up 3% from 2011;

•	Before adjusting for one time expenses associated with our branch acquisition and leadership transition, 2012 fully diluted EPS were $1.60 vs. $1.49 for 2011, an increase of 7%;

•	We successfully entered new markets and expanded our presence in others with the acquisition of eight branches, adding a total of $286.8 million in deposits and $75.6 million in loans;

•	We increased our common stock dividend by 21%; and

•

We continued our progress in integrating and strengthening our “Five Star Experience” program, which holds our employees accountable to honoring our well defined core beliefs and behaviors, consistent with delivering on our promises to shareholders, employees and customers.

2012 Executive Compensation Highlights

The compensation of our named executive officers in 2012 was influenced by our branch acquisitions, as well as a transitional period in the leadership of the Company following the retirement of Mr. Humphrey as President and CEO.

In August 2012, we successfully completed the acquisition of eight retail branch locations in Upstate New York. We acquired former HSBC Bank USA, N.A. branches located in Albion, Elmira, Elmira Heights, and Horseheads in August. These acquisitions complement the former First Niagara Bank, N.A. locations in Batavia, Brockport, Medina, and Seneca Falls that we acquired in June 2012. Through these acquisitions we assumed deposits of $286.8 million and acquired in-market performing loans of $75.6 million. The acquisitions of these branch offices were a marked success. We were able to integrate the offices and customer accounts seamlessly. Through detailed planning, we ensured that our sales and support staff members were ready to assist customers with any questions or issues. The feedback we received from our customers was positive and executing on our detailed planning process ultimately resulted in deposit retention rates that were better than expected.

Our named executive officers, including Mr. Harrison and Mr. Birmingham, were instrumental in the structuring, negotiating and integrating the branch office acquisitions.

Execution of strategic initiatives and strong financial performance influenced our compensation decisions during 2012. The annual and long-term incentive awards for our named executive officers were determined by the results of certain financial performance measures selected by our MD&C Committee, which were earnings per share (“EPS”), net charge-off ratio and efficiency ratio. EPS is calculated in accordance with accounting principles generally accepted in the United States. The net charge-off ratio is calculated by dividing net charge-offs for the fiscal year by average total loans for the same period. The efficiency ratio equals noninterest expense less other real estate expense and amortization of intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and non-interest income less net gains on investment securities. These performance measures were utilized because they reflect our goal of aligning the interests of our named executive officers with our interest in obtaining superior financial results, while motivating our named executive officers to improve multi-year performance. These performance measures determined 75% of the annual cash incentive awards for our named executive officers.

The MD&C Committee recognized that the impact of the branch acquisition and leadership transition were not accounted for when the specific financial goals and objectives were set at the beginning of the year. As a result, the MD&C Committee exercised its discretion to adjust the EPS and efficiency ratio performance measures to reflect the impact of these non-recurring circumstances. Net income used for the calculation of “Actual, as adjusted” EPS and efficiency ratio was adjusted to exclude the financial impacts of the branch acquisition and CEO transition. The MD&C Committee further determined that net gains from securities transactions, which are always excluded when calculating efficiency ratio, should be excluded from net income in determining “Actual, as adjusted” EPS. A reconciliation of adjusted EPS and adjusted efficiency ratio to actual EPS and efficiency ratio is included in Appendix A to this proxy statement.

The table below summarizes our performance against the financial performance measures used under our annual and long-term incentive compensation programs. The incentive compensation earned by our named executive officers based on our 2012 performance is discussed in detail in this CD&A under the headings entitled “Annual Cash Incentive Plan” and “Long-Term Equity-Based Incentive Plan.”

	2012 Performance
Financial Performance Goal	Target	Actual, as Adjusted(1)	Result
EPS	$1.46	$1.66	Exceeded Target
Net charge-off ratio	0.52%	0.36%	Exceeded Maximum
Efficiency ratio	59.80%	58.35%	Exceeded Maximum

(1)

“Actual, as adjusted” EPS and efficiency ratio reflect certain adjustments that the MD&C Committee deemed necessary to reflect the financial impact of certain transactions that were not accounted for when the specific financial goals and objectives were set at the beginning of the year. For a reconciliation of adjusted EPS and adjusted efficiency ratio to actual EPS and actual efficiency ratio, please see the reconciliation in Appendix A to this proxy statement.

Our Compensation Best Practices

We continue to implement our executive compensation programs in a manner that is designed to reinforce our philosophy of aligning each executive’s compensation with our short-term and long-term performance and that is consistent with market best practices. These practices include the following:

•	All of our named executive officers are subject to stock ownership requirements.

•	All of our named executive officers are subject to our recoupment policy (“clawback”) for both annual and long-term incentive compensation.

•

We do not provide tax “gross-ups” to our named executive officers for the excise tax imposed under Sections 280G and 4999 of the Code, and instead cap change in control payments in order to avoid imposition of such tax.

•

Our change in control agreements are “double-triggered,” requiring a change in control and a subsequent involuntary termination without cause or voluntary termination for good reason in order to become entitled to compensation and benefits thereunder.

•	We provide limited perquisites to our named executive officers.

•	We prohibit our named executive officers from pledging shares on margin, trading in derivative securities of our common stock, or hedging with respect to company stock.

•	A significant portion of the compensation of our named executive officers varies with our business performance and each individual’s contribution to that performance.

2012 “Say on Pay” Advisory Vote on Executive Compensation

We have provided shareholders with an advisory vote on executive compensation in each of the last three years. At our 2012 Annual Meeting of Shareholders, approximately 90% of the votes cast in the say on pay advisory vote were “FOR” approval of our executive compensation. The MD&C Committee evaluated the results of the 2012 advisory vote together with the other factors and data discussed in the Compensation Discussion and Analysis in determining executive compensation policies and decisions. The MD&C Committee believes that the outcome of our say on pay vote reflects our shareholders’ support of our compensation approach and has not made any material changes to our executive compensation policies and practices as a result of the 2012 advisory vote.

However, in keeping with our focus on strengthening the alignment between executive compensation and financial performance, the MD&C Committee revised the financial performance metrics to be used to determine long-term incentive awards by substituting total shareholder return (“TSR”) for net charge-off ratio and efficiency ratio. Due to the timing of these changes, this change is not reflected in the awards that were made to our named executive officers in 2012, but are reflected in the long-term incentive awards granted in 2013. Providing a competitive executive compensation plan that aligns executive and shareholder interests will remain the MD&C Committee’s primary objective. We value the opinions of our shareholders and will continue to consider the outcome of future say on pay votes when designing our compensation programs and policies and making compensation decisions for our named executive officers.

In addition to the advisory vote on executive compensation, at our 2012 Annual Meeting, our shareholders voted on the frequency of future shareholder advisory votes on executive compensation. Consistent with the recommendation of our Board of Directors, an annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our Board of Directors determined that we will hold our say on pay votes on an annual basis until the next vote on the frequency of advisory votes, unless the Board of Directors modifies its policy prior to that time. We expect to hold the next vote on the frequency of advisory votes on executive compensation at our 2018 Annual Meeting of shareholders.

Compensation Philosophy and Objectives

The MD&C Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance. The primary objective of our executive compensation program is to maintain a program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our shareholders. To this end, our executive compensation program is designed to:

•	Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;

•	Align executives’ long-term interests with those of our shareholders by placing a substantial portion of total compensation at risk, contingent on our performance;

•	Attract and retain the highly-qualified executives needed to achieve our financial goals, and maintain a stable executive management group;

•	Deliver compensation to our executive officers in an efficient and cost-effective manner; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs and the constraints and dynamic conditions in the markets in which we do business.

The MD&C Committee has always believed that EPS is an appropriate financial metric to use in measuring performance under our incentive compensation programs. However, in late 2012 the MD&C Committee began the transition to substitute TSR in place of net charge-off ratio and efficiency ratio as an appropriate additional performance metric for our 2013 named executive officer long-term incentive compensation program. This transition is designed to more closely align our named executive officer long-term incentive compensation program with our performance and the interests of our shareholders. The MD&C believes that EPS, Net charge-off ratio and Efficiency ratio continue to be an appropriate measure of short-term performance and, accordingly, will continue to utilize these financial metrics under our annual incentive plan.

The MD&C Committee

We have a standing MD&C Committee which operates pursuant to a charter that has been approved by our Board of Directors. Each member of the MD&C Committee is independent as defined under applicable NASDAQ rules.

The MD&C Committee is authorized to perform the following duties relating to executive compensation:

•	Establish the performance goals and objectives of our CEO and evaluate his/her performance in light of these goals and objectives;

•	Review and approve the compensation of our named executive officers and certain senior executives who report directly to our CEO;

•

Administer and have discretionary authority over the issuance of equity awards under our stock compensation plans, including the discretion to modify plan payouts as appropriate to ensure plan objectives are met;

•

Approve our executive and senior management compensation programs, which include our annual cash incentive plan and our long-term equity-based incentive plan, and approve the corporate performance objectives in such plans each year;

•	Review and monitor development and succession plans for our executive officers;

•	Approve employment conditions, change of control, severance and termination arrangements for our executive officers;

•	Approve the peer group to be used in competitive compensation analysis;

•	Evaluate competitive compensation levels for our executives and senior management reporting directly to the CEO using the approved peer group;

•

Evaluate competitive compensation levels for Directors, including our Chairman of the Board, using the approved peer group and makes recommendations for director compensation to the full Board for approval;

•	Evaluate the risks associated with our compensation philosophy and all compensation programs, including those of our named executive officers; and

•	Appoint and determine the appropriate compensation for independent compensation consultants, legal counsel, and other committee advisors.

The MD&C Committee completed the following key initiatives in 2012 and 2013:

•

Engaged the MD&C Committee’s independent compensation consultant, McLagan, to conduct a market competitive analysis of our executive compensation, including the separation payments to our former President and CEO;

•	Approved the peer group used for executive compensation plan analysis;

•	Determined fair and competitive overall annual compensation for our new President and CEO, our former Interim CEO and our other executive officers;

•	Established expanded change of control and confidentiality and non-competition agreements with key executive officers with respect to whom retention is critical; and

•	Determined fair separation payments to certain executive officers, including our former President and CEO.

Role of Executive Officers in Compensation Decisions

Historically, the Chairman of the Board and our CEO annually reviewed the performance of our executive vice presidents, which includes our named executive officers, other than our CEO whose performance is reviewed by the MD&C Committee. Upon Mr. Benjamin’s appointment as our Interim CEO, annual performance reviews were completed by Mr. Benjamin and reviewed with MD&C Committee. The conclusions reached and recommendations made with respect to salary adjustments and annual cash incentive amounts, based on these reviews, were presented to the MD&C Committee. The MD&C Committee has final discretion over all compensation decisions regarding our CEO and each of our other named executive officers. Our named executive officers, including our CEO, are not present when the MD&C Committee votes on compensation matters.

Role of Compensation Consultant

The MD&C Committee has retained McLagan, an AonHewitt Company, as its independent compensation consultant. McLagan reports directly to the Chair of the MD&C Committee. McLagan has no personal or business relationship with any member of the MD&C Committee. McLagan is retained solely by the MD&C Committee and provides no other services to us.

During 2012 and early 2013, the MD&C Committee requested McLagan to provide it with the following assistance:

•	Review and update, if necessary, our peer group based on parameters determined by the MD&C Committee;

•	Analyze competitive market data specific to executive compensation considering base pay, annual cash incentive awards and long-term equity-based incentive awards;

•	Review plan designs of our annual cash incentive plan and the long-term equity-based incentive plan; and

•	Review existing change of control and confidentiality and non-competition agreements for our executives.

McLagan met with the MD&C Committee in mid-2012 to review its findings relative to its compensation study of market compensation practices. The study evaluated the competitiveness of our executive compensation plan relative to our peer group with respect to base salary, cash incentives and long-term incentive opportunities. The study served as a starting point for decisions about 2013 compensation. However, the information was also used to help determine mid-year 2012 salary adjustments for Mr. Birmingham and Mr. Harrison related to their increased responsibilities after the retirement of Mr. Humphrey. In mid-2012, McLagan also provided market data on the design and value of retirement plans for community bank CEOs to assist the MD&C Committee in structuring Mr. Humphrey’s separation package. While McLagan provides reports and recommendations to the MD&C Committee regarding our executive compensation programs, the MD&C Committee is solely responsible for determining the form of compensation, the final amount, and the level of performance targets used in our executive compensation plans.

The MD&C Committee assessed the independence of McLagan in light of the new Securities and Exchange Commission rules regarding compensation advisor independence. As part of this assessment, the MD&C Committee reviewed McLagan’s responses addressing factors related to its independence and concluded that the services provided by McLagan to the MD&C Committee do not raise any conflicts of interest.

Use of Peer Group Compensation Data

To attract and retain qualified executives, the MD&C Committee periodically compares the total compensation package it offers for named executive officers against a peer group of comparable institutions whose executives manage similarly sized balance sheets and constituencies. We believe that our peer group should fairly represent the market for executive talent in which we compete and should include institutions that share in the business and market challenges we face.

In 2012, based on data provided by McLagan, our peer group was updated to reflect changes in our competitive marketplace and in the companies that we compete with for management talent. The peer group included publicly traded financial institutions headquartered in the northeastern U.S. that ranged from $1.5 billion to $6.0 billion in assets. At the time of selection, our assets were slightly above the median of $2.0 billion. The following peer group was utilized by the MD&C Committee for the 2012 compensation analysis of our executive officers.

Alliance Financial Corporation	Chemung Financial Corporation	NBT Bancorp Inc.
Arrow Financial Corporation	Citizens & Northern Corporation	Orrstown Financial Services, Inc.
Berkshire Hills Bancorp, Inc.	CNB Financial Corporation	Provident New York Bancorp
Brookline Bancorp, Inc.	Community Bank System, Inc.	Rockville Financial, Inc.
Camden National Corporation	First Connecticut Bancorp, Inc.	Tompkins Financial Corporation
Canandaigua National Corporation	Independent Bank Corp.	United Financial Bancorp, Inc.
Century Bancorp, Inc.	Merchants Bancshares, Inc.	Washington Trust Bancorp, Inc.

Elements of Executive Compensation

Overview

Our compensation program has been designed to reward achievement of our annual performance goals and motivate long-term performance of our named executive officers through a mix of compensation components. Our executive compensation program consists of three primary elements:

•	Base Salary;

•	Performance-based Annual Cash Incentive Awards; and

•	Performance-based Long-Term Equity Incentive Awards.

The rationale for providing each primary element of executive compensation is as follows:

Pay Element	What the Pay Element Rewards	Objectives of the Pay Element
Base Salary	Individual ongoing performance and overall contribution to us.	Attract and retain talented executives. Recognizes experience level required, scope and complexity of position and market value of the position.

Annual Cash Incentive Plan	Achievement of our performance targets and measurable individual/department annual performance goals.	Focuses attention on meeting our annual performance targets and near-term success and recognizes individual contributions.

Long-Term Equity-Based Incentive Plan	Achieving performance targets that maximize shareholder value. Retention during the vesting periods.	Focuses attention on longer-term success and provides a strong alignment between the goals of our shareholders and our executive officers.

Compensation of our Interim CEO

As previously described, following Mr. Humphrey’s retirement, our Board of Directors appointed Mr. Benjamin as Interim CEO in August 2012 and he served in such capacity until March 1, 2013, when Mr. Birmingham began serving as our President and CEO. In connection with his appointment, the MD&C Committee agreed to pay Mr. Benjamin at an annualized salary rate of $300,000 as compensation for his service as our Interim CEO. Mr. Benjamin did not participate in our annual cash incentive plan or our long-term incentive plan and did not receive any other compensation benefits from us due to the interim nature of his appointment. Mr. Benjamin continued to receive director fees he would otherwise be entitled to receive for his service as a director and Chairman of the Board. Compensation for services provided during 2012 by Mr. Benjamin as the Company’s Interim President and CEO as well as fees received by Mr. Benjamin for his service as the Chairman of the Board of Directors are presented in the “Summary Compensation Table” on page 36.

Base Salary

Base salary is the only fixed portion of the total direct compensation of our named executive officers, and is determined annually based on the scope and performance of the named executive officer’s responsibilities and the experience, skills and knowledge required for the position.

When considering base salary increases for each of our named executive officers, the MD&C Committee considers our financial performance and the named executive officer’s individual performance and leadership effectiveness in achieving the strategic and financial performance goals for the executive’s area of operational responsibility. After determining the amount of such increases, the MD&C Committee will review peer group data with respect to base salaries for executives in similar positions to check our named executive officer’s base salary against the median levels within our peer group.

For 2011, we exceeded each of our threshold measures for our budget and incentive plans. The contributions our executive officers made to the achievement of these results were noted by the MD&C Committee. The MD&C Committee did not employ a formal benchmark study to determine salary increases. Based on the individual performance and contributions of each of our named executive officers during 2011, the MD&C approved increases to base salaries as shown in the following table, effective January 1, 2012.

	2012
Executive Name	Salary Increase (%)	Base Salary ($)
Peter G. Humphrey	1.0	424,551
Karl F. Krebs	3.5	215,000
Richard J. Harrison(1)	5.5	235,000
Martin K. Birmingham(1)	1.0	224,648
George D. Hagi	1.5	219,688
R. Mitchell McLaughlin	5.2	170,100

(1)

In light of their respective increased responsibilities after the retirement of Mr. Humphrey, the MD&C Committee approved further increases in Mr. Harrison’s and Mr. Birmingham’s base salaries to an annual rate of $275,000, effective as of August 27, 2012.

Incentive Compensation Plans

Our executive incentive compensation is based on a pay-for-performance philosophy, which emphasizes performance targets that correlate with our financial performance. We believe that as an executive’s level of responsibility increases, a greater portion of their compensation should be at risk and linked to both quantitative and qualitative expectations, including key operational and strategic goals. This provides additional upside potential and downside risk for our named executive officers, recognizing that these executives have greater influence on our performance.

Our incentive plans are designed to reward and retain high performers and drive both our annual and long-term financial success. The plans encourage teamwork and create an environment where executives are rewarded if we achieve or exceed pre-determined performance criteria.

Annual Cash Incentive Plan

Our annual incentive plan is a performance-based cash plan designed to reward eligible employees, including our named executive officers, who do not participate in a direct sales incentive plan. The primary objective of the annual incentive plan is to provide a cash payment based upon attainment of specified goals and objectives that align the interests of our named executive officers with our interest in obtaining superior financial results. For 2012, the MD&C Committee utilized EPS, efficiency ratio and net charge-off ratio, as performance metrics.

Structure of 2012 Cash Awards

The framework used to determine the 2012 annual cash incentive plan awards for our named executive officers is as follows:

	Incentive as a % of Salary			Performance Goal Weighting
Position	Threshold	Target	Max	Financial	Individual
CEO	25%	50%	80%	100%	—
Other Named Executive Officers	20%	40%	60%	75%	25%

2012 Performance Goals & Triggers

No named executive officer will receive an annual cash incentive plan award unless we have achieved a CAMELS rating that equals or exceeds the target CAMELS rating determined by the MD&C Committee at the beginning of the year. The CAMELS rating is a composite rating assigned to a bank by the Uniform Financial Institutions Rating System. The CAMELS rating is based on performance in six areas: the adequacy of capital, the quality of assets, the capability of management, the quality and level of earnings, the adequacy of liquidity, and sensitivity to market risk. We are prohibited by applicable banking regulations from publicly disclosing our CAMELS rating. The MD&C Committee expects that our named executive officers will routinely meet or exceed the target CAMELS rating.

In addition, our named executive officers must receive a minimum performance evaluation rating of satisfactory or better to be eligible for any payout. The MD&C Committee anticipates that our named executive officers will be able to achieve this. For 2012, we satisfied the CAMELS threshold and each of our named executives received a performance rating of satisfactory or better. Therefore, all of our named executive officers were eligible to receive annual cash incentive plan awards.

Our CEO’s annual cash incentive plan award and 75% of our other named executive officers’ annual cash incentive plan awards were determined based on the achievement of certain Company financial performance goals. For 2012, these measures of financial performance were EPS, net charge-off ratio and our efficiency ratio. The MD&C Committee selected these measures because they most accurately reflect our financial performance and each measure can be effectively tracked and communicated to all participants. The MD&C Committee met with our former CEO and our CFO to review our approved budget and financial projections for 2012. Target performance was determined to be our operating budget for 2012. Threshold performance was determined to be the minimum level of performance the MD&C Committee deemed acceptable to warrant an incentive award. The maximum level of performance was determined to be the absolute maximum performance for which annual incentives would be awarded. The following table summarizes the specific performance goals and threshold, target and maximum requirements of our annual cash incentive plan awards for 2012 as well as the 2012 actual results, as adjusted.

Financial Performance Goals	Weighting within Category	Threshold	Target	Max	2012 Actual, as Adjusted(1)	Triggers
EPS	60%	$1.31	$1.46	$1.75	$1.66	Each corporate goal has a threshold level of performance that must be achieved before awards are paid for such measure.
Net charge-off ratio	20%	0.68%	0.52%	0.39%	0.36%
Efficiency ratio	20%	61.30%	59.80%	58.90%	58.35%

(1)

“Actual, as adjusted” EPS and efficiency ratio reflect certain adjustments that the MD&C Committee deemed necessary to reflect the financial impact of certain transactions that were not accounted for when the specific financial goals and objectives were set at the beginning of the year. For a reconciliation of adjusted EPS and adjusted efficiency ratio to actual EPS and actual Efficiency ratio, please see the reconciliation in Appendix A to this proxy statement.

Individual Performance

The individual performance goals and their respective weighting by category of our named executive officers’ annual cash incentive plan, other than our CEO, vary by individual and may include achievement of our confidential retail and commercial sales goals, financial results, risk management, and credit administration.

No individually based incentive awards are paid unless the following two conditions are first met:

1.	We achieve threshold for our annual EPS goal; and

2.	Each participant achieves 70% of their individual goals.

The MD&C Committee believes that the individual performance goals are challenging and require the concerted efforts of each of our named executive officers.

Individual performance for our executives is evaluated based on goals established at the beginning of each year and there are instances where objectives warrant modification during the year. The established goals are typically discretionary. The MD&C Committee reviews and approves the final evaluation for our executives shortly after the end of the year.

The award for Mr. Krebs reflects his strong personal leadership and contributions to the achievement of our financial goals as the Company’s financial results for 2012 were some of the strongest in our history. Mr. Krebs also provided guidance and leadership to our broker-dealer, playing a key role in driving the year-over-year 15% increase in broker-dealer fees and commissions.

The award for Mr. Harrison reflects the success of the retail lending administration group, which achieved its credit quality related goals during 2012. Mr. Harrison also played a key role in the successful integration of the acquired branches and drove operating efficiencies throughout the organization, prior to fully transitioning to his new role as Chief Operating Officer.

Mr. Birmingham’s award reflected his success in managing commercial loan development efforts for the Bank during 2012. Mr. Birmingham also played a key role in the successful integration of the acquired branches and assisted in developing the market management strategy to better align commercial and retail sales efforts, prior to fully transitioning to his new role as Chief of Community Banking, and ultimately CEO in 2013.

Mr. McLaughlin’s award reflected his role in the implementation of the annual technology and operations plan, as well as, his contribution to the successful conversion and integration of the acquired branches.

After reviewing our 2012 financial performance and the attainment of individual performance goals established for our named executive officers, the MD&C Committee approved the annual cash incentive plan awards. The table below shows the 2012 annual cash incentive award that was earned by each of our named executive officers, other than Mr. Benjamin, based on our December 31, 2012 financial and individual results.

Executive Name	Financial ($)	Individual ($)	Total Annual Incentive Earned (in accordance with Plan) ($)
Peter G. Humphrey(1)	—	n/a	—
Karl F. Krebs	90,735	29,791	120,526
Richard J. Harrison	116,057	38,299	154,356
Martin K. Birmingham	116,057	36,016	152,073
George D. Hagi(1)	—	—	—
R. Mitchell McLaughlin	71,786	23,331	95,117

(1)

Messrs. Humphrey and Hagi did not receive payouts under the 2012 annual incentive plan because their employment terminated effective with their retirement on August 27, 2012 and June 30, 2012, respectively.

Long-Term Equity-Based Incentive Plan

We are committed to rewarding key executives if we achieve or exceed annual financial performance criteria through the use of performance-based equity incentive plan awards. This plan is designed to retain our named executive officers, align our named executive officers’ financial interests with the interests of our shareholders, and to drive our long-term financial success by motivating our named executive officers to improve multi-year financial performance. 2012 awards were granted in the form of restricted stock. No stock options were granted in 2012.

The approved long-term equity incentive compensation plan includes our named executive officers, executive management and select senior vice presidents. The MD&C Committee approves plan participants each year, and the basic plan design is approved by the MD&C Committee on an annual basis.

Structure of 2012 Awards

The number of long-term equity incentive plan awards granted is based on the same financial performance goals utilized under our annual cash incentive plan as previously described. The table below outlines the basic framework approved for the 2012 long-term equity incentive compensation plan awards for our named executive officers. The MD&C Committee uses the same process to determine threshold, target and maximum levels in the long-term incentive plan as it uses in determining the annual cash incentive plan awards previously described in the “Annual Cash Incentive Plan” section above.

	Incentive as a % of Salary
Position	Threshold	Target	Max
CEO	12.5%	25%	32%
Other Named Executive Officers	10%	20%	25%

For the 2012 awards, restricted stock is granted annually at the beginning of each year at the maximum performance level for each participant. After our year-end financial results are determined, the portion of the shares not eligible to vest based on the achievement of our established financial performance goals are forfeited. Once the performance conditions are satisfied, the award is subject to an additional continuous employment requirement and vests in equal installments over a two year period.

2012 Performance Goals & Triggers

Consistent with our annual incentive plan, no named executive officer will receive an annual long-term equity incentive compensation plan award unless we have achieved a CAMELS rating that equals or exceeds the target CAMELS rating determined by the MD&C Committee at the beginning of the year. In addition, each named executive officer must receive a performance review rating of satisfactory or better to be eligible for any payout. For 2012, we satisfied the CAMELS rating threshold and each of our named executive officers received a performance rating of satisfactory or better. Therefore, all of our named executive officers were eligible to receive a payout under their long-term equity-based incentive awards.

The following table summarizes the specific performance goals and trigger requirements of our long-term incentive plan awards for 2012 as well as the 2012 actual results, as adjusted.

Performance Goals	Weighting within Category	Threshold	Target	Max	2012 Actual, as Adjusted(1)
EPS	60%	$1.31	$1.46	$1.75	$1.66
Net charge-off ratio	20%	0.68%	0.52%	0.39%	0.36%
Efficiency ratio(1)	20%	61.30%	59.80%	58.90%	58.35%

(1)

“Actual, as adjusted” EPS and efficiency ratio reflect certain adjustments that the MD&C Committee deemed necessary to reflect the financial impact of certain transactions that were not accounted for when the specific financial goals and objectives were set at the beginning of the year. For a reconciliation of adjusted EPS and adjusted efficiency ratio to actual EPS and actual efficiency ratio, please see the reconciliation in Appendix A to this proxy statement.

Each of our 2012 performance targets was met and our net charge-off results and efficiency ratio surpassed 2012 maximums. Our EPS for the year ended December 31, 2012, was 113.7% of the target, which was slightly under the maximum performance target. Based on these results, each named executive officer’s 2012 long-term incentive stock award was paid out at approximately 96% of maximum award levels. Final stock awards for our named executive officers, other than Mr. Benjamin, were approved as follows:

Executive Name	Target Award (#)	Maximum Award (#)	Actual Award (#)
Peter G. Humphrey(1)	6,176	7,721	1,652
Karl F. Krebs	2,468	3,085	2,969
Richard J. Harrison	2,697	3,372	3,245
Martin K. Birmingham	2,578	3,223	3,101
George D. Hagi(2)	—	—	—
R. Mitchell McLaughlin	1,952	2,441	2,349

(1)

Pursuant to his separation agreement, Mr. Humphrey received a pro-rated portion of the restricted stock granted on February 17, 2012 based on his service during the performance period and the company’s actual performance. Based on his abbreviated 2012 service period, Mr. Humphrey was eligible to receive a maximum of 1,717 shares of restricted stock of the 7,721 shares of restricted stock granted on February 17, 2012. For a further description of Mr. Humphrey’s separation agreement and supplemental executive retirement agreement, please see “Retirement of Mr. Humphrey” below.

(2)

Mr. Hagi forfeited all of his awards under the 2012 Long Term Incentive Plan because his employment terminated effective with his retirement on June 30, 2012. For a further description of Mr. Hagi’s separation agreement and supplemental executive retirement agreement, please see “Retirement of Mr. Hagi” below.

Restricted stock awards granted to our named executive officers in 2012 are shown in the Grants of Plan-Based Awards Table.

Stock Ownership Requirements

Our stock ownership requirements align the interests of our executive officers and directors with the interests of our shareholders and further promote our commitment to sound corporate governance. Shares that count toward satisfaction of the stock ownership requirements include: shares owned outright by such person or his or her immediate family members residing in the same household, 401(k) funds invested in shares of the Company’s stock, shares acquired upon stock option exercises, shares held in trust for the benefit of such person and shares of unvested restricted stock.

Executive officer and director stock ownership guidelines have been adopted as follows:

Position	Required Ownership
CEO	2x annual base salary
Executive Officers	1x annual base salary
Non-employee Directors	Shares in an amount equal to $100,000

All covered executive officers and directors are required to achieve their stock ownership requirement within five years (current named executive officers have until October 31, 2015 to meet this requirement) and must retain at least 75% of shares issued through the Company’s Management and Directors’ Stock Incentive Plans until the threshold holding requirement is met. Once achieved, ownership of the required amount must be maintained for as long as the individual holds an executive officer position or serves as a director. Each of the named executive officers has met their respective requirement.

Clawback Provision

All of our incentive compensation plan documents and award agreements incorporate a clawback provision which states that if the MD&C Committee determines that a covered individual received a payment, bonus, retention award, or incentive compensation award that was determined using materially inaccurate criteria, then the amount that was paid as a result of such materially inaccurate criteria shall be repaid to us by the employee.

Policy Regarding Derivatives, Pledging and Hedging

Our Board of Directors has adopted a policy that prohibits all executive officers, including our named executive officers, and members of our Board of Directors from pledging shares on margin, trading in derivative securities of the Company’s common stock, or engaging in the purchase or sale of any other financial instruments (including forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our common stock.

401(k) Retirement Savings Plan

We maintain a 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, which is available to all eligible employees. We match 100% of employee deferrals up to 3%, plus 50% of deferral amounts in excess of 3% but not more than 6%. Participants may authorize up to 100% of their account balance to be invested in our common stock under the 401(k) Plan. In addition, the 401(k) Plan provides for catch-up contributions for eligible employees. We do not match catch-up contributions. With the exception of Mr. Benjamin, each of our named executive officers participates in the 401(k) Plan. Our matching contributions to our named executive officers are included in the “Other Compensation” column in the Summary Compensation Table.

Other Benefits

Eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical (including a high deductible health plan), dental, vision coverage, disability and life insurance.

Pension Plan

We maintain a Defined Benefit Pension Plan in which each of our named executive officers, except for Mr. Benjamin, participates. The plan was closed to new participants as of December 31, 2006. Because Mr. Krebs had previously worked for us, his prior years’ service allowed him to participate in the plan effective with his re-hire date. For additional information refer to the Pension Benefits Table.

Perquisites and other Personal Benefits

We provide our named executive officers with limited perquisites that the MD&C Committee believes are reasonable and consistent with our overall compensation program, and allow our named executive officers to more effectively discharge their responsibilities to us. Each of our named executive officers is provided use of a company owned vehicle. We have over fifty-two retail and commercial banking offices located in a 10,000 square mile footprint throughout western and central New York. We believe the regular presence of our named executive officers in the markets we serve is best accomplished by providing them with the use of a company owned vehicle. We also reimburse our named executive officers for membership costs for various clubs and organizations. The MD&C Committee believes such memberships provide opportunities for business development activities and demonstrate our philosophy of community involvement in the markets in which we do business. The amounts attributable to each of our named executive officers for personal use of a company owned vehicle and membership reimbursements are included in the “Other Compensation” column in the Summary Compensation Table.

Severance and Change in Control Benefits

We believe that severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers in the banking industry. Accordingly, we provide such protection for several of our named executive officers under their respective employment agreements. The banking industry is in a period of consolidation that we expect will continue for the foreseeable future and we consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

The occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders. The Company’s change-in-control agreements for executives are intended to operate with a “double trigger,” meaning that acceleration of vesting and severance payments does not occur upon a change in control unless the executive’s employment is involuntarily terminated (other than for cause or for termination for good reason) within 12 months following a change-in-control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this objective to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a certain period following separation. See also information described under the caption “Payments Upon Termination of Employment or Change in Control” beginning on page 42.

Retirement of Mr. Humphrey

As previously described, Mr. Humphrey retired as our President and CEO in August 2012. In recognition of his decades of service and leadership to us, and the fact that the Board of Directors had previously contemplated providing him with a supplemental retirement arrangement but had never entered into any such arrangement with him, we entered into a separation agreement and a supplemental executive retirement agreement with Mr. Humphrey in connection with his retirement. We reviewed market data provided by McLagan, the MD&C Committee’s independent compensation consultant, on the design and value of retirement plans for community bank CEOs and developed within this range a plan for Mr. Humphrey, which is set forth in the separation agreement and supplemental executive retirement agreement described below.

The separation agreement entitled Mr. Humphrey to receive (i) an immediate lump-sum cash payment of $349,950; (ii) $1,000,000 payable in 24 equal monthly installments commencing on the company’s first pay period after October 1, 2012; (iii) compensation and benefits pursuant to the retirement agreement described below; (iv) the immediate vesting of all outstanding stock options, which will remain exercisable for 13 months; (v) the immediate vesting of 4,525 shares of restricted stock granted on February 15, 2012; (vi) following completion of the 2012 performance year, vesting of a pro-rated portion of the 7,721 shares of restricted stock granted on February 17, 2012 based on his service during the performance period and the company’s actual performance; and (vii) title to Mr. Humphrey’s company car. Under the terms of the separation agreement, Mr. Humphrey provided a general release of claims in favor of the company and its affiliates and agreed not to compete with the company within New York State and any other area outside of New York State in which the company conducts business, or to solicit the company’s clients, customers, vendors or employees, for a period of two years.

Pursuant to the retirement agreement, Mr. Humphrey will receive $1,500,000 payable over a ten year period in substantially equal payments commencing on October 1, 2014. In the event of Mr. Humphrey’s death, disability or change of control of the Company, he will be entitled to receive a lump-sum payment equal to any unpaid amounts under the retirement agreement.

Retirement of Mr. Hagi

In May 2012, the Company announced that George D. Hagi, Executive Vice President and Chief Risk Officer, would be retiring effective June 30, 2012.

In connection with Mr. Hagi’s retirement, Five Star Bank and Mr. Hagi entered into a separation and release agreement dated June 28, 2012. Under the terms of the separation agreement, Mr. Hagi provided a general release of claims in favor of the Company and its affiliates and agreed to be bound by certain non-competition and non-solicitation restrictions that prohibit him from competing with the Company and from soliciting the customers and employees of the Company. The separation agreement also prohibits Mr. Hagi from using, commercializing or disclosing Five Star Bank’s confidential information, except to such individuals as approved by the Company or as otherwise required by law.

Pursuant to the separation agreement, Mr. Hagi received a lump-sum payment of $221,400, less all required payroll deductions and tax withholdings, consisting of six months of Mr. Hagi’s salary at the date of his retirement and a discretionary bonus payment of $110,700. In addition, the Company supplemented his monthly COBRA premiums for the amount in excess of the Company’s current monthly employee rate through December 31, 2012.

Agreements with Other Named Executive Officers

On July 2, 2012, MD&C Committee approved amended and restated executive agreements with Messrs. Humphrey and Birmingham and new executive agreements with Messrs. Krebs and McLaughlin (collectively, the “Agreements”).

The Agreements provide for continuation of compensation for various time periods in the event of certain events following a change in control, as defined in the Agreement. The Agreements also contain provisions for the protection of the Company’s confidential and proprietary information and non-competition and non-solicitation restrictions in the event the executive’s employment with us terminates.

In the event of a change in control, followed within twelve months by the executive’s termination for a reason other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason (as defined in each of the Agreements), the executive will receive an amount equal to two times the sum of his base salary for the most recent calendar year ending before the date on which the change in control occurred plus the average of the executive’s annual incentive compensation, as set forth in the Agreements, for the three most recent calendar years ending before the date on which the date on which the change in control occurred. Such amount will be paid in equal installments over the twenty four month period following the executive’s termination date. We will also continue to pay for health and dental coverage, for up to 18 months, for each executive and his covered dependents. In addition, all restricted stock awards, stock options and other rights that the Executive may hold to purchase or otherwise acquire shares of our common stock will immediately become fully vested at the maximum level and, in the case of stock options, exercisable in full for the total number of shares that are or might become purchasable thereunder. The executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits to the executive will not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

The non-competition and non-solicitation provisions of the Agreements are effective for six months following the executive’s termination of employment provided that such termination does not entitle the executive to compensation or benefits under the Agreement. In the event the executive’s employment terminates and such termination entitles the executive to compensation or benefits under another arrangement with us, the non-competition and non-solicitation provisions of the Agreement will be effective for the period of time equal to the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from the Company; or (ii) the six-months following the executive’s termination of employment. In the event of termination due to a change in control, the non-competition and non-solicitation provisions of the Agreements are effective for the period of time during which the Executive is receiving any compensation or benefits from the Company under the Agreement.

Tax and Accounting Implications

The financial reporting and income tax consequences of individual compensation elements are important considerations for the MD&C Committee when analyzing the overall level of executive compensation and the individual components of executive compensation. Overall, the MD&C Committee seeks to balance its objective of ensuring an effective compensation package for our named executive officers with the need to maximize the immediate deductibility of compensation, while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

Our executive compensation program has historically been structured to allow us, but not require us, to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally provides that we may not deduct compensation that is paid to certain individuals each year of more than $1,000,000 per individual, unless an exception applies. Compensation pursuant to stock options and other performance-based compensation is exempted from the limitations imposed under Section 162(m) if certain requirements are met. In general, the MD&C Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation. However, in certain situations, the MD&C Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Company believes that shareholders’ interests are best served if the MD&C Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Accordingly, the MD&C Committee may grant awards and enter into agreements under which the related compensation is not fully deductible under Section 162(m) if the MD&C Committee determines such arrangements are in the best interests of our shareholders.

Under Financial Accounting Standards Board Accounting Codification Standards Topic 718, we are required to recognize compensation expense on our income statement over the requisite service period or performance period based on the grant date fair value of stock options and restricted stock.

MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The MD&C Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the MD&C Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Robert N. Latella, Chairman

Samuel M. Gullo

Susan R. Holliday

Erland E. Kailbourne

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table contains information concerning the compensation earned by our named executive officers in the fiscal years ended December 31, 2012, 2011, and 2010.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value ($) (2)	All Other Compensation ($)(3)	Total ($)
John E. Benjamin(4)	2012	202,090	50,053	—	—	7,304	259,447
Former Interim Chief Executive Officer
Peter G. Humphrey(5)	2012	309,339	186,426	—	167,261	558,549	1,221,575
Former Chief Executive Officer	2011	420,347	217,083	236,477	304,301	72,277	1,250,485
	2010	406,132	355,959	—	179,930	73,037	1,015,058
Karl F. Krebs	2012	214,860	71,893	120,526	44,788	30,476	482,543
EVP & Chief Financial Officer	2011	207,710	69,666	86,749	43,543	28,426	436,094
	2010	180,000	77,245	—	28,212	26,671	312,128
Richard J. Harrison	2012	247,840	78,209	154,356	57,996	26,984	565,385
EVP & Chief Operating Officer	2011	222,670	85,815	93,708	76,416	27,158	505,767
	2010	200,000	138,384	—	60,414	28,045	426,843
Martin K. Birmingham(6)	2012	241,066	75,244	152,073	41,409	28,027	537,819
President & Chief Executive Officer	2011	222,424	87,666	90,993	44,561	25,300	470,944
	2010	205,641	140,943	—	20,654	27,169	394,407
George D. Hagi	2012	114,006	73,976	—	10,062	252,750	450,794
Former EVP & Chief Risk Officer	2011	216,441	81,423	90,155	55,914	19,151	463,084
	2010	198,221	155,073	—	35,247	20,169	408,710
R. Mitchell McLaughlin	2012	169,938	56,507	95,117	214,553	18,250	554,365
EVP & Chief Information Officer

(1)

The amounts reported in this column, other than the amount reported for Mr. Benjamin, represent the aggregate grant date fair value of restricted stock awards subject to time-based vesting and restricted stock awards subject to both time-based and performance-based vesting (“performance-based RSAs”) calculated in accordance with FASB ASC 718. The performance-based RSAs are valued at target in the table above. The grant date value of the 2012 performance-based RSAs, assuming the highest level of performance, would be $134,500 for Mr. Humphrey, $53,741 for Mr. Krebs, $58,740 for Mr. Harrison, $56,145 for Mr. Birmingham, $54,908 for Mr. Hagi, and $42,522 for Mr. McLaughlin. The amount reported for Mr. Benjamin includes $15,066, representing the grant date fair value of the 900 shares of restricted stock granted to Mr. Benjamin under the 2009 Directors Stock Incentive Plan, and $34,987, representing the portion of his annual Director’s retainer paid in common stock, determined by dividing the applicable portion of his annual retainer by the closing price of our common stock on the date of grant, which was $16.74. For a discussion of valuation assumptions for these awards, refer to Note 14 – Share-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	The value represents the aggregate change in actuarial present value of each named executive officer’s accumulated defined benefit pension.
(3)	Amounts reported in this column for 2012 are itemized in the table below captioned “All Other Compensation”.
(4)

The amount reported as salary in 2012 for Mr. Benjamin includes $104,013, representing fees earned or paid in cash to Mr. Benjamin for his service as the Chairman of the Board of Directors and $98,077 as compensation for services provided as the Company’s Interim CEO in 2012.

(5)

The amount reported as salary in 2012 for Mr. Humphrey includes $293,839 as compensation for services provided as the Company’s CEO prior to his retirement in August 2012 and $15,500, representing fees earned or paid in cash to Mr. Humphrey for his service as a non-employee member of the Board of Directors following his retirement.

(6)	Mr. Birmingham was appointed as the Company’s CEO effective March 1, 2013, at an annual salary of $350,000.

All Other Compensation

The following table sets forth details of “All Other Compensation”, as presented above in the Summary Compensation Table for 2012.

Executive Name	Use of Company Vehicle ($)	Club Memberships ($)	401(k) Matching Contribution ($)	Separation Compensation ($)(1)(2)	Other ($)(3)	Total ($)
John E. Benjamin	7,200	—	—	—	104	7,304
Peter G. Humphrey	2,354	612	11,250	540,610	3,723	558,549
Karl F. Krebs	7,889	10,047	11,250	—	1,290	30,476
Richard J. Harrison	3,176	8,426	11,250	—	4,132	26,984
Martin K. Birmingham	3,614	12,391	11,250	—	772	28,027
George D. Hagi	4,004	—	10,621	236,781	1,344	252,750
R. Mitchell McLaughlin	6,714	—	10,685	—	851	18,250

(1)

As described under the caption “Severance and Change in Control Benefits – Retirement of Mr. Humphrey” in the “Compensation Discussion and Analysis” beginning on page 20, Mr. Humphrey was provided certain payments pursuant to his separation agreement and a supplemental executive retirement agreement. The amount of separation compensation consists of: an amount of $125,000, representing the portion of the severance paid to him in 2012; a lump-sum payment of $349,950 paid to him in 2012; an amount of $42,800 representing the fair value of the Company vehicle transferred to Mr. Humphrey; and accrued but unused vacation in the amount of $22,860 that was paid to him in 2012.

(2)

As described under the caption “Severance and Change in Control Benefits – Retirement of Mr. Hagi” in the “Compensation Discussion and Analysis” beginning on page 20, Mr. Hagi was provided certain payments pursuant to his separation agreement. The amount of separation compensation consists of: a lump-sum payment of $221,400 that was paid to him in 2012; accrued but unused vacation in the amount of $11,829 that was paid to him in 2012; and reimbursed COBRA health insurance premiums in the amount of $3,552.

(3)

For Mr. Humphrey, represents the taxable portion of his split dollar policy of $2,492; dividends paid on restricted stock of $387; and the taxable portion of group term life insurance (“GTL”) of $844. For all others, represents dividends paid on restricted stock of $104 for Mr. Benjamin; of $322 for Messrs. Harrison and Birmingham; of $354 for Mr. Hagi and of $161 for Mr. McLaughlin; and the taxable portion of GTL for Messrs. Krebs, Harrison, Birmingham, Hagi and McLaughlin in the amounts of $1,290, $3,810, $450, $990 and $690, respectively.

2012 Grants of Plan-Based Awards

The following table shows the plan-based awards granted during the fiscal year ended December 31, 2012 to each of our named executive officers.

		Estimated potential payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other Stock	Grant date fair value of stock
Executive Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	awards(3) (#)	awards(4) ($)
John E.
Benjamin	05/09/12							900	15,066
Peter G.		106,138	212,276	339,641
Humphrey	02/15/12							4,525	78,826
	02/15/12				3,088	6,176	7,721		107,600
Karl F.		43,000	86,000	129,000
Krebs	02/15/12							1,659	28,900
	02/15/12				1,234	2,468	3,085		42,993
Richard J.		55,000	110,000	165,000
Harrison	02/15/12							1,792	31,217
	02/15/12				1,348	2,697	3,372		46,992
Martin K.		55,000	110,000	165,000
Birmingham	02/15/12							1,741	30,328
	02/15/12				1,289	2,578	3,223	—	44,916
George D.		43,938	87,875	131,813
Hagi	02/15/12							1,725	30,050
	02/15/12				1,260	2,521	3,152	—	43,926
R. Mitchell		34,020	68,040	102,060
McLaughlin	02/15/12							1,291	22,489
	02/15/12				976	1,952	2,441		34,018

(1)

These columns show the amount payable to our named executive officers under our 2012 annual cash incentive plan at threshold, target or maximum performance. The measures and potential payouts are described in more detail in the CD&A under the caption “Annual Cash Incentive Plan”.

(2)

These columns show the potential number of shares to be paid out for our named executive officers under our 2012 long-term equity incentive plan at threshold, target or maximum performance. The measures and potential payouts are described in more detail in the CD&A under the caption “Long-Term Equity-Based Incentive Plan”.

(3)

Other than for Mr. Benjamin, This column shows the actual number of shares granted to our named executive officers during 2012 for the portion of the 2011 annual cash incentive plan that was required to be paid in the form of restricted stock.

(4)

This column includes the full grant date fair value of stock awards calculated in accordance with FASB ASC 718. For equity awards that are subject to performance conditions, the value reported is based on the target award amount listed in this table, as this amount was estimated to be the probable outcome of the performance conditions associated with these grants determined as of the grant date, excluding the effect of estimated forfeitures. See footnote 1 to the “Summary Compensation Table” for more information regarding the grant date fair value for these awards at the maximum payout levels.

Outstanding Equity Awards at December 31, 2012

	Option awards			Stock awards
Executive Name	Number of securities underlying unexercised options Exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(6)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(6)
John E. Benjamin	200	22.51	02/18/13	450	(1)	8,384	—		—
	1,000	20.50	05/07/13
	200	23.80	02/04/14
	1,000	23.33	05/05/14
	200	21.05	02/23/15
	1,000	18.29	05/04/15
	2,000	19.70	05/03/16
	2,000	19.73	05/02/17
	2,000	19.00	05/05/18
Peter G. Humphrey	14,083	23.80	09/27/13	—		—	1,717	(7)	31,988
	16,659	21.05	09/27/13
	8,500	19.75	09/27/13
	8,500	19.41	09/27/13
Karl F. Krebs	—	—	—	9,522	(2)	177,395	3,085	(7)	57,474
Richard J. Harrison	1,345	23.80	02/04/14	8,187	(3)	152,524	3,372	(7)	62,820
	1,773	21.05	02/23/15
	1,650	19.75	07/26/16
	1,500	19.41	07/25/17
Martin K. Birmingham	4,596	20.39	03/16/15	10,787	(4)	200,962	3,223	(7)	60,044
	1,650	19.75	07/26/16
	1,500	19.41	07/25/17
George D. Hagi	6,047	19.59	07/31/13	—		—	—		—
	1,650	19.75	07/31/13
	1,500	19.41	07/31/13
R. Mitchell McLaughlin	988	22.51	02/18/13	8,028	(5)	149,562	2,441	(7)	45,476
	1,281	23.80	02/04/14
	1,755	21.05	02/23/15
	1,900	19.75	07/26/16
	1,900	19.41	07/25/17

(1)	Awards vest on May 7, 2013.
(2)

919 awards vest on February 16, 2013; 1,744 awards vest on February 23, 2013; 1,659 awards vest on February 15, 2014; 2,500 awards vest on February 23, 2014; and, 2,700 awards vest in equal parts on February 18, 2013 and February 18, 2014.

(3)	1,563 awards vest on February 16, 2013; 1,938 awards vest on February 23, 2013; 1,792 awards vest on February 15, 2014; and 2,894 awards vest in equal parts on February 18, 2013 and February 18, 2014.
(4)

1,663 awards vest on February 16, 2013; 1,993 awards vest on February 23, 2013; 1,741 awards vest on February 15, 2014; 2,500 awards vest on February 23, 2014; and 2,890 awards vest in equal parts on February 18, 2013 and February 18, 2014.

(5)

732 awards vest on February 16, 2013; 1,405 awards vest on February 23, 2013; 1,291 awards vest on February 15, 2014; 2,500 awards vest on February 23, 2014; and, 2,100 awards vest in equal parts on February 18, 2013 and February 18, 2014.

(6)	Market values calculated using $18.63 per share, which was the closing market price of our common stock on December 31, 2012.

(7)

Represents performance-based restricted stock awards granted on February 15, 2012 which are subject to the achievement of certain performance objectives. On February 13, 2013, the actual overall performance in respect of these awards was determined by the MD&C Committee to be achieved at a level of 96.27%. Of the restricted stock awards reported for Messrs. Krebs, Harrison, Birmingham and McLaughlin, 2,969, 3,245, 3,101 and 2,349, respectively, will vest in equal parts on February 15, 2014 and February 15, 2015, subject to the recipient’s continued employment with the Company. Pursuant to his separation agreement, of the 1,717 restricted stock awards reported for Mr. Humphrey, 1,652 will vest on February 13, 2013. The remaining restricted stock awards for each of the named executive officers were cancelled.

Stock Vested in 2012

Shares of restricted stock held by our named executive officers that vested in 2012 are shown in the table below. No stock options were exercised by our named executive officers in 2012.

	Stock Awards
Executive Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John E. Benjamin	850	14,169
Peter G. Humphrey	30,138	504,107
Karl F. Krebs	1,744	30,939
Richard J. Harrison	11,939	200,545
Martin K. Birmingham	9,596	158,827
George D. Hagi	11,202	184,800
R. Mitchell McLaughlin	2,645	45,062

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares.

Pension Benefits

The following Pension Benefits table provides information regarding the present value of the accumulated benefit and years of credited service for our named executive officers under the New York State Bankers Retirement System Volume Submitter Plan as adopted by Financial Institutions, Inc. (the “New York Bankers Retirement Plan”). The table also includes the present value of the accumulated benefit to Mr. Humphrey under his Supplemental Executive Retirement Agreement. The present value of accumulated benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2012.

Executive Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits(1) ($)	Payments During 2012 ($)
Peter G. Humphrey	New York Bankers Retirement Plan	33.1	1,516,542	—
	Supplemental Executive Retirement Agreement	—	1,229,948	—
Karl F. Krebs	New York Bankers Retirement Plan	4.3	125,859	—
Richard J. Harrison	New York Bankers Retirement Plan	8.4	337,010	—
Martin K. Birmingham	New York Bankers Retirement Plan	6.8	142,893	—
George D. Hagi	New York Bankers Retirement Plan	5.4	163,206	3,247
R. Mitchell McLaughlin	New York Bankers Retirement Plan	29.9	926,116	—

(1)

The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under GAAP. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefits, refer to Note 17 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

We maintain a defined benefit pension plan in which each of our named executive officers, except for Mr. Benjamin, participates. The plan was closed to new participants as of December 31, 2006. Because Mr. Krebs had previously worked for us, his prior years’ service allowed him to participate in the plan effective with his re-hire date.

Material Terms and Conditions:

Benefits under the defined benefit pension plan are based on years of service and the named executive officer’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all wages, tips, and other compensation as reported on the named executive officer’s form W-2. Normal retirement age for named executive officers who first participated in our plan prior to January 1, 2004 is age 62 with ten years of vesting service, as defined in the plan. Normal retirement age is age 65 for any named executive officer who first participated in the plan on or after January 1, 2004. The normal retirement benefit is an annual pension benefit commencing on the named executive officer’s normal retirement date payable in the normal benefit form in an amount equal to:

Basic Benefit

For benefit service accrued prior to January 1, 2004:

•	1.75 % of average annual compensation multiplied by creditable service accrued prior to January 1, 2004 up to 35 years; plus

For benefit service accrued on or after January 1, 2004:

•

1.50% of average annual compensation, multiplied by creditable service accrued on or after January 1, 2004 provided that such service shall not exceed the difference between (i) 35 and (ii) the participant’s years of benefit earned prior to January 1, 2004; plus

•	1.25% of average annual compensation multiplied by creditable service in excess of 35 years up to 5 years; minus

Offset Benefit

•	0.49% of final average compensation, up to covered compensation, multiplied by creditable service up to 35 years.

The normal benefit form is payable as a single life pension with sixty payments guaranteed. There are a number of optional forms of benefit available to participants, all of which are adjusted actuarially.

Named executive officers participating in the plan are eligible for early retirement upon attaining age 55. Early retirement benefits are determined as described below.

Benefits for named executive officers who first participated in the plan prior to January 1, 2004 and who are 100% vested as of December 31, 2003, and who remain in our employment until they reach the age of 55 are reduced 3% for the basic benefit and 6% for the offset benefit. Benefits for named executive officers who first participated in the plan prior to January 1, 2004 and who were not 100% vested as of December 31, 2003, and who do not remain in our employment until they reach the age of 55, are reduced 3% for the basic benefit and 6% for the offset benefit for the accrued benefit attributable to service earned as of December 31, 2003, and for service earned on or after January 1, 2004 the accrued benefit is determined as of the early retirement date, reduced by 1/180 for each of the first sixty months and by 1/360 for each of the next sixty months that the early retirement date precedes the normal retirement date.

Named executive officers who first participate in the plan on or after January 1, 2004 shall have their accrued benefit determined as of the early retirement date, reduced by 1/180 for each of the first sixty months and by 1/360 for each of the next sixty months that the early retirement date precedes the normal retirement date.

Mr. Harrison is eligible for retirement. Messrs. Humphrey and Krebs are eligible for early retirement.

Material Terms of the SERP with Mr. Humphrey

In recognition of Mr. Humphrey’s decades of leadership and service and in fulfillment of the Board’s long-standing intent to provide this benefit to him, we entered into a supplemental executive retirement agreement in connection with Mr. Humphrey’s retirement. Pursuant to the supplemental executive retirement agreement, Mr. Humphrey will receive $1,500,000 payable over a ten-year period commencing October 1, 2014 in substantially equivalent payments in accordance with our regular payroll procedures. In the event of Mr. Humphrey’s death, disability, or a change of control of the Company, he will be entitled to receive a lump-sum payment equal to any unpaid amounts under the supplemental executive retirement agreement.

Potential Payments Upon Termination of Employment or Change in Control

As discussed under “Severance and Change in Control Benefits,” on page 33, we have entered into executive agreements, which include change of control provisions with Messrs. Krebs, Birmingham and McLaughlin. The executive agreements are designed to promote stability and continuity of our senior management. The executive agreements with Messrs. Krebs, Birmingham and McLaughlin provide for a “double trigger” structure for payments in connection with a change of control of the Company, which means that the executive officer will not receive a “change of control” payment unless both (i) a change in control occurs and (ii) the executive’s employment terminates for cause or good reason within a year following the change of control.

Under the agreements, a change of control is defined as occurring when (1) any person (other than us or a subsidiary of ours) becomes the beneficial owner of our securities possessing twenty percent (20%) or more of the voting power for the election of our directors; (2) there is consummated (i) any consolidation, share exchange or merger of us in which we are not the continuing or surviving corporation or pursuant to which any shares of our common stock are to be converted into cash, securities or other property, provided that the transaction is not with a corporation which was a subsidiary of ours immediately before the transaction; or (ii) any sale, lease, exchange or other transfer of all, or substantially all, of our assets; or (3) the “approved directors” constitute less than a majority of the entire Board of Directors, with “approved directors” defined to mean the members of our Board of Directors as of the date of the agreement and any subsequently elected members who are nominated or approved by at least three quarters of the approved directors on the Board prior to such election.

The executive officer will be entitled to benefits as provided in the executive agreement only if a change of control occurs during the executive officer’s employment and we terminate the executive officer without cause, or the executive officer terminates his employment for “good reason,” in each case within the twelve-month period following such change of control. Good reason exists if: (1) there has been a material diminution, compared to those existing as of the date the change of control occurs, in the executive officer’s responsibilities, duties, title, reporting responsibilities, status, role, authority or aggregate compensation which is not restored within 15 days after written notice is provided to us by the executive officer; or (2) removal of the executive officer from his current position, other than (i) elevation to a higher ranking executive officer position with us or (ii) with the written consent of the executive officer; or (3) relocation of the executive officer’s principal place of employment by more than 75 miles from its location immediately prior to the change of control other than with the written consent of the executive officer. Each executive agreement includes covenants by the executive not to solicit employees of ours and not to compete during the term of the agreement and during any period for which the executive is entitled to receive compensation and six months thereafter, and not to disclose or use confidential information of the company.

The following summary sets forth the potential compensation and benefits under the executive agreements in the event that the named executive officer’s employment is involuntarily terminated without cause or he terminates his employment because of good reason at any time within twelve months following a change of control: (1) all stock options and restricted stock will become immediately vested and exercisable, to the extent not already vested; (2) payment of a sum equal to (i) the named executive officer’s base salary amount for the most recent calendar year ending before the date on which the change of control occurred; plus (ii) the average of the annual incentive compensation earned by the named executive officer for the three most recent calendar years ending before the date on which the change of control occurred, which shall be payable in equal installments over a 24-month period in accordance with our regular payroll procedures; and (3) medical and dental benefits continuation for a period not to exceed 18 months.

We grant awards of equity compensation under the 2009 Directors’ Stock Incentive Plan and the 2009 Management Stock Incentive Plan (collectively, “the Plans”). Upon a change in control, the Plans provide for the immediate vesting of all equity awards (stock options and restricted stock awards) granted pursuant to the Plans. The Plans define change in control as: (1) the consummation of (i) any consolidation or merger in which we are not the surviving corporation or pursuant to which any shares of our common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary immediately before the consolidation or merger; or (ii) any sale, lease, exchange or other transfer of all, or substantially all, of our assets; (2) our shareholders approve any plan or proposal for the liquidation or dissolution of the Company; (3) any person other than a wholly-owned subsidiary becomes the beneficial owner, directly or indirectly, of 20% or more of our then outstanding common stock; or (4) individuals who constitute the Board on the date the Plan was adopted (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by our shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be considered as a member of the Incumbent Board.

Upon death, disability or retirement, the Plans provide for: (1) forfeiture of all restricted stock that is subject solely on the passage of time, unless the MD&C Committee provides otherwise; and (2) the vesting of a pro rata portion of all restricted stock whose vesting is based wholly or partially based on the achievement of performance-based goals, as determined by the MD&C Committee in its sole discretion.

The following table reflects the amount of compensation that would have been payable to each of then named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that the triggering event took place on December 31, 2012, and the price per share of our common stock was $18.63, which was the closing market price on December 31, 2012.

Executive Name	Benefit	Retirement ($)	Termination Without Cause or For Good Reason Following a Change in Control ($)	Death, Disability or a Change in Control ($)
John E. Benjamin	Equity award vesting(1)	—	8,384	8,384
Peter G. Humphrey	Severance(2)	1,372,810	—	—
	Equity award vesting(3)	112,895	—	—
	Benefits and Perquisites(2)	1,263,051	—	—

	Total	2,748,756	8,384	8,384

Karl F. Krebs	Severance	—	658,910	—
	Equity award vesting(1)	—	234,868	234,868
	Benefits and Perquisites	—	17,992	—

	Total	—	911,770	234,868

Richard J. Harrison	Equity award vesting(1)	—	215,344	215,344
Martin K. Birmingham	Severance	—	812,052	—
	Equity award vesting(1)	—	261,006	261,006
	Benefits and Perquisites	—	17,992	—

	Total	—	1,091,050	261,006

George D. Hagi	Severance(4)	233,229	—	—
	Equity award vesting	—	—	—
	Benefits and Perquisites(4)	3,552	—	—

	Total	236,781	—	—

R. Mitchell McLaughlin	Severance	—	520,606	—
	Equity award vesting(1)	—	195,037	195,037
	Benefits and Perquisites	—	1,205	—

	Total	—	716,848	195,037

(1)

The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2012. The executive agreements with Messrs. Krebs, Birmingham and McLaughlin also provide acceleration of stock options and restricted stock awards that otherwise were not vested. None of the named executive officers had unvested stock options as of December 31, 2012.

(2)

As described under the caption “Severance and Change in Control Benefits – Retirement of Mr. Humphrey” in the “Compensation Discussion and Analysis” beginning on page 20, Mr. Humphrey was provided certain payments pursuant to his separation agreement and a supplemental executive retirement agreement. The amount of separation compensation consists of: severance of $1,000,000 payable in 24 equal monthly installments commencing on the company’s first pay period after October 1, 2012; a lump-sum payment of $349,950; an amount of $42,800 representing the fair value of the Company vehicle transferred to Mr. Humphrey; accrued but unused vacation in the amount of $22,860; and an amount of $1,220,251 representing the fair value of the supplemental executive retirement agreement recorded by the Company as of the date of his retirement.

(3)

Mr. Humphrey’s agreement provided for the accelerated vesting of 4,525 shares of restricted stock granted on February 15, 2012, and following completion of the 2012 performance year, vesting of a pro-rated portion of the 7,721 shares of restricted stock granted on February 17, 2012. In relation to the restricted stock granted on February 15, 2012, the table reflects the vesting of the 4,525 shares at a price per share of our common stock of $17.88, the closing price on September 6, 2012, the effective date of Mr. Humphrey’s agreement. In relation to the restricted stock granted on February 17, 2012, the table reflects the vesting of the 1,717 shares at a price per share of our common stock of $18.63, the closing price on December 31, 2012. The 1,717 shares of restricted stock award represent the maximum number of shares Mr. Humphrey was eligible to receive after pro-rating the 7,721 shares of restricted stock granted on February 17, 2012 for his abbreviated service period. As of December 31, 2012, the 1,717 shares of restricted stock were subject to further vesting based on the company’s actual performance during 2012. See the table and notes captioned “Outstanding Equity Awards at December 31, 2012” on page 39 for further discussion on the February 17, 2012 awards.

(4)

As described under the caption “Severance and Change in Control Benefits – Retirement of Mr. Hagi” in the “Compensation Discussion and Analysis” beginning on page 20, Mr. Hagi was provided certain payments pursuant to his separation agreement. The amount of separation compensation consists of: a lump-sum payment of $221,400; accrued but unused vacation in the amount of $11,829; and reimbursed COBRA health insurance premiums in the amount of $3,552.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Peter G. Humphrey and James H. Wyckoff are first cousins. Mr. Humphrey and Mr. Wyckoff are members of our Board of Directors.

Our Related Party Transaction Policy provides for the oversight of related party transactions by our Chief Risk Officer. Pursuant to such policy, our Chief Risk Officer is notified whenever a potential related party transaction is being contemplated. Our Chief Risk Officer refers any potential transactions, with appropriate supporting detail, to the Audit Committee of our Board of Directors. The Audit Committee determines whether the transaction is a related party transaction as such term is defined under Item 404(a) of Regulation S-K. If the Audit Committee determines that the potential transaction would be a related party transaction, then the Audit Committee determines whether to approve or decline the proposed transaction. The Audit Committee has not established a written policy regarding the factors it considers in deciding whether to approve a potential related party transaction. Instead, the Audit Committee considers all factors that it deems appropriate and then decides whether to approve the transaction using its business judgment.

During 2012, neither the Company nor any of our subsidiaries was a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer or related party had or will have a direct or indirect material interest other than:

•	Compensation arrangements described within this document; and

•	The transactions described below.

During 2012, directors, executive officers and many of our substantial shareholders and their affiliates were customers of and had transactions with the Company and/or its subsidiaries. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time they were made for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Loans to directors, executive officers and substantial shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria. We expect to have such transactions or transactions on a similar basis with our directors, executive officers, substantial shareholders and their affiliates in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission reports of transactions in and ownership of our common stock. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports and representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2012, except that John J. Witkowski filed one report late disclosing one transaction and Rita M. Bartol filed ten reports late, each reporting one transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Development and Compensation Committee (“MD&C Committee”) consists of Messrs. Latella, Gullo and Kailbourne and Ms. Holliday. We have no MD&C Committee interlock. Each of our MD&C Committee members is an independent, outside director. None of these is a current or former officer or employee of the Company. None of the members of the MD&C Committee has served as an officer or an employee of the Company and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity which has an executive officer serving as a member of the MD&C Committee or the Board of Directors.

NOTICE PURSUANT TO SECTION 726(d) OF THE NEW YORK BUSINESS CORPORATION LAW

On August 31, 2012, the Company renewed its policies of management and professional liability primary insurance and excess directors’ and officers’ liability insurance, each for a one-year term, at a total cost of $196,259 in premiums including broker of record commissions. The primary liability policy is carried with OneBeacon Atlantic Specialty Insurance Company and the excess policies are carried with Travelers St. Paul Fire and Marine Insurance Company and Chartis Illinois National Insurance Company. Policies cover all directors and officers of Financial Institutions, Inc. and its subsidiaries. Mr. Anderson and Ms. Holliday were involved with the insurance renewal process.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

SHAREHOLDERS MAY RECEIVE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE CORPORATE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 LIBERTY STREET, WARSAW, NEW YORK 14569. SHAREHOLDERS MAY ALSO VIEW THE ANNUAL REPORT ON FORM 10-K AT OUR WEBSITE (www.fiiwarsaw.com), UNDER THE INVESTOR RELATIONS TAB.

APPENDIX A

Supplemental Information Regarding and Reconciliation of Non-GAAP Financial Measures

The Compensation Discussion and Analysis (“CD&A”) beginning on page 20 of this proxy statement contains two non-GAAP financial measures – adjusted earnings per share (EPS) and adjusted efficiency ratio. The table on page A-2 of this proxy statement reconciles the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP financial measures in the CD&A.

About Non-GAAP Financial Measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We have excluded the following items from our non-GAAP adjusted efficiency ratio:

•	Branch acquisition expenses

•	CEO retirement expenses

•	Contribution to expense of acquired branches

•	Contribution to income of acquired branches

We have also excluded the following items from non-GAAP adjusted diluted EPS:

•	Net contribution of acquired branches, including amortization of intangible assets associated with the branch acquisition

•	Net gain from investment security transactions

•	Income tax effects of excluded items

We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization or our senior management. We believe that these non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

A-1

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share data)

		Year ended
		December 31,
		2012
Efficiency ratio:
Noninterest expense		$71,397
Other real estate owned expense		(148)
Amortization of intangible assets		(190)

Noninterest expense for efficiency ratio	A	$71,059
Branch acquisition expenses		(3,023)
CEO retirement expenses		(2,570)
Contribution to expense of acquired branches		(1,653)

Adjusted noninterest expense for efficiency ratio (non-GAAP)	B	$63,813

Net interest income on a taxable equivalent basis		$90,800
Noninterest income		24,777
Net gain from investment security transactions		(2,560)

Net revenue for efficiency ratio	C	$113,017
Contribution to income of acquired branches		(3,663)

Adjusted net revenue for efficiency ratio (non-GAAP)	D	$109,354

Efficiency ratio	A/C	62.87%
Adjusted efficiency ratio (non-GAAP)	B/D	58.35%
Diluted EPS:
Net income available to common shareholders	E	$21,975
Branch acquisition expenses		3,023
CEO retirement expenses		2,570
Net contribution of acquired branches		(1,820)
Net gain from investment security transactionsions		(2,560)
Income tax effect of non-GAAP adjustments (1)		(425)

Adjusted net income available to common shareholders for EPS	F	$22,763

Shares used in diluted per share calculations	G	13,751
Diluted EPS	E/G	$1.60
Adjusted diluted EPS	F/G	$1.66

(1)	Tax effect is calculated assuming a 35% effective tax rate.

A-2

FINANCIAL INSTITUTIONS, INC. ANNUAL MEETING OF SHAREHOLDERS May 8, 2013 The undersigned hereby appoints John E. Benjamin, Karl F. Krebs and Sonia M. Dumbleton, or any of them, with full powers of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Financial Institutions, Inc. to be held on May 8, 2013 and at any adjournment or adjournments thereof, with all the power which the undersigned would possess if personally present, and to vote as set forth on the reverse all shares of stock which the undersigned may be entitled to vote at said meeting, hereby revoking any earlier proxy for said meeting. (Continued and to be signed on the other side.)

ANNUAL MEETING OF SHAREHOLDERS OF FINANCIAL INSTITUTIONS, INC. May 8, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and annual report are available at www.snl.com/irweblinkx/docs.aspx?iid=1016825 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330300000000000000 3 050813 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Ratify the appointment of KPMG LLP as our independent NOMINEES: registered public accounting firm. FOR ALL NOMINEES O Samuel M. Gullo O James L. Robinson O James H. Wyckoff 3. Advisory vote to approve the compensation of our named WITHHOLD FOR ALL NOMINEES AUTHORITY executive officers. FOR (See ALL instructions EXCEPT below) 4. In their discretion, the proxies are authorized to vote upon such other business, if any, as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN THE PROXY STATEMENT and fill in the circle next to each nominee you wish to withhold, as shown here: AND FOR PROPOSALS 2 AND 3. PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE. *** YOUR PROXY VOTE IS IMPORTANT *** No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting. It is important that you vote so that Financial Institutions, Inc. will not have to bear To change the address on your account, please check the box at right and the unnecessary expense of another solicitation of proxies. indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF FINANCIAL INSTITUTIONS, INC. May 8, 2013 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST on May 6, 2013. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and annual report are available at www.snl.com/irweblinkx/docs.aspx?iid=1016825 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Ratify the appointment of KPMG LLP as our independent NOMINEES: registered public accounting firm. FOR ALL NOMINEES O Samuel M. Gullo O James L. Robinson O James H. Wyckoff 3. Advisory vote to approve the compensation of our named WITHHOLD FOR ALL NOMINEES AUTHORITY executive officers. FOR (See ALL instructions EXCEPT below) 4. In their discretion, the proxies are authorized to vote upon such other business, if any, as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN THE PROXY STATEMENT and fill in the circle next to each nominee you wish to withhold, as shown here: AND FOR PROPOSALS 2 AND 3. PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE. *** YOUR PROXY VOTE IS IMPORTANT *** No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting. It is important that you vote so that Financial Institutions, Inc. will not have to bear To change the address on your account, please check the box at right and the unnecessary expense of another solicitation of proxies. indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.